[CONFORMED COPY]

         ************************************************************

                          INTERNATIONAL PAPER COMPANY

                         _____________________________


                               CREDIT AGREEMENT


                         Dated as of January 24, 1995

                        ______________________________


               THE CHASE MANHATTAN BANK (NATIONAL ASSOCIATION),
                            as Administrative Agent

                                      and

                  MORGAN GUARANTY TRUST COMPANY OF NEW YORK,
                            as Documentation Agent

         ************************************************************



                              TABLE OF CONTENTS

     This Table of Contents is not part of the Agreement to which it is attached but is inserted for convenience only.

                                                             Page

Section 1.   Definitions and Accounting Matters . . . . . . .   1
     1.01  Certain Defined Terms  . . . . . . . . . . . . . .   1
     1.02  Accounting Terms and Determinations  . . . . . . .  14

Section 2.   Commitments  . . . . . . . . . . . . . . . . . .  15
     2.01  Syndicated Loans . . . . . . . . . . . . . . . . .  15
     2.02  Borrowings of Syndicated Loans . . . . . . . . . .  16
     2.03  Money Market Borrowings. . . . . . . . . . . . . .  17
     2.04  Changes of Commitments . . . . . . . . . . . . . .  22
     2.05  Facility Fee . . . . . . . . . . . . . . . . . . .  22
     2.06  Lending Offices. . . . . . . . . . . . . . . . . .  22
     2.07  Several Obligations; Remedies Independent. . . . .  22
     2.08  Notes. . . . . . . . . . . . . . . . . . . . . . .  23
     2.09  Prepayments. . . . . . . . . . . . . . . . . . . .  23
     2.10  Borrowings by Approved Borrowers . . . . . . . . .  24

Section 3.   Payments of Principal and Interest . . . . . . .  24

     3.01  Repayment of Loans . . . . . . . . . . . . . . . .  24
     3.02  Interest . . . . . . . . . . . . . . . . . . . . .  24

Section 4.  Payments; Pro Rata Treatment; Computations;
              Etc.. . . . . . . . . . . . . . . . . . . . . .  25
     4.01  Payments . . . . . . . . . . . . . . . . . . . . .  25
     4.02  Pro Rata Treatment . . . . . . . . . . . . . . . .  27
     4.03  Computations . . . . . . . . . . . . . . . . . . .  27
     4.04  Non-Receipt of Funds by the Administrative Agent .  27
     4.05  Sharing of Payments, Etc.. . . . . . . . . . . . .  28

Section 5.   Yield Protection and Illegality. . . . . . . . .  29
     5.01  Additional Costs . . . . . . . . . . . . . . . . .  29
     5.02  Limitation on Types of Loans . . . . . . . . . . .  32
     5.03  Illegality . . . . . . . . . . . . . . . . . . . .  33
     5.04  Treatment of Affected Loans. . . . . . . . . . . .  33
     5.05  Compensation . . . . . . . . . . . . . . . . . . .  33
     5.06  Foreign Taxes. . . . . . . . . . . . . . . . . . .  34
     5.07  U.S. Taxes . . . . . . . . . . . . . . . . . . . .  35

Section 6.   Guarantee. . . . . . . . . . . . . . . . . . . .  36
     6.01  Guarantee. . . . . . . . . . . . . . . . . . . . .  36
     6.02  Obligations Unconditional. . . . . . . . . . . . .  37
     6.03  Reinstatement. . . . . . . . . . . . . . . . . . .  38
     6.04  Subrogation. . . . . . . . . . . . . . . . . . . .  38
     6.05  Remedies . . . . . . . . . . . . . . . . . . . . .  38
     6.06  Continuing Guarantee . . . . . . . . . . . . . . .  38

Section 7.   Conditions Precedent . . . . . . . . . . . . . .  39
     7.01  Effectiveness  . . . . . . . . . . . . . . . . . .  39
     7.02  Initial Loan to any Approved Borrower. . . . . . .  40
     7.03  Initial and Subsequent Loans . . . . . . . . . . .  41

Section 8.  Representations and Warranties. . . . . . . . . .  42

Part A.  Representations and Warranties of the Company. . . .  42
     8.01  Corporate Existence. . . . . . . . . . . . . . . .  42
     8.02  Financial Condition. . . . . . . . . . . . . . . .  42
     8.03  Litigation . . . . . . . . . . . . . . . . . . . .  43
     8.04  No Breach. . . . . . . . . . . . . . . . . . . . .  43
     8.05  Corporate Action of the Company. . . . . . . . . .  43
     8.06  Approvals. . . . . . . . . . . . . . . . . . . . .  43
     8.07  Use of Loans . . . . . . . . . . . . . . . . . . .  43
     8.08  ERISA. . . . . . . . . . . . . . . . . . . . . . .  44
     8.09  Taxes. . . . . . . . . . . . . . . . . . . . . . .  44
     8.10  Investment Company Act . . . . . . . . . . . . . .  44
     8.11  Public Utility Holding Company Act . . . . . . . .  44
     8.12  Credit Agreements. . . . . . . . . . . . . . . . .  44
     8.13  Hazardous Materials and Environmental Matters. . .  45
     8.14  Full Disclosure. . . . . . . . . . . . . . . . . .  45

Part B.  Representations and Warranties of the Approved
           Borrowers. . . . . . . . . . . . . . . . . . . . .  46
     8.15  Corporate Existence of Approved Borrower . . . . .  46

     8.16  No Breach. . . . . . . . . . . . . . . . . . . . .  46
     8.17  Corporate Action . . . . . . . . . . . . . . . . .  46
     8.18  Approvals. . . . . . . . . . . . . . . . . . . . .  47
     8.19  Taxes on Payments of Approved Borrowers. . . . . .  47

Section 9.   Covenants of the Company . . . . . . . . . . . .  47
     9.01  Financial Statements . . . . . . . . . . . . . . .  47
     9.02  Litigation . . . . . . . . . . . . . . . . . . . .  50
     9.03  Corporate Existence, Etc.. . . . . . . . . . . . .  50
     9.04  Insurance. . . . . . . . . . . . . . . . . . . . .  51
     9.05  Prohibition of Fundamental Changes . . . . . . . .  51
     9.06  Limitation on Liens. . . . . . . . . . . . . . . .  52
     9.07  Total Debt to Total Capital Ratio. . . . . . . . .  54
     9.08  Minimum Tangible Net Worth . . . . . . . . . . . .  54
     9.09  Use of Proceeds. . . . . . . . . . . . . . . . . .  54

Section 10.  Events of Default. . . . . . . . . . . . . . . .  54

Section 11.   The Agents. . . . . . . . . . . . . . . . . . .  58
     11.01  Appointment, Powers and Immunities. . . . . . . .  58
     11.02  Reliance by the Agents. . . . . . . . . . . . . .  58
     11.03  Defaults. . . . . . . . . . . . . . . . . . . . .  59
     11.04  Rights as a Bank. . . . . . . . . . . . . . . . .  59
     11.05  Indemnification . . . . . . . . . . . . . . . . .  59
     11.06  Non-Reliance on the Agents and Other
              Banks . . . . . . . . . . . . . . . . . . . . .  60
     11.07  Failure to Act. . . . . . . . . . . . . . . . . .  60
     11.08  Resignation or Removal of Agent . . . . . . . . .  60
     11.09  Agents' Fees. . . . . . . . . . . . . . . . . . .  61

Section 12.   Miscellaneous . . . . . . . . . . . . . . . . .  61
     12.01  Waiver. . . . . . . . . . . . . . . . . . . . . .  61
     12.02  Notices . . . . . . . . . . . . . . . . . . . . .  61
     12.03  Expenses, Etc.. . . . . . . . . . . . . . . . . .  62
     12.04  Amendments, Etc.. . . . . . . . . . . . . . . . .  62
     12.05  Successors and Assigns. . . . . . . . . . . . . .  63
     12.06  Assignments and Participations. . . . . . . . . .  63
     12.07  Survival. . . . . . . . . . . . . . . . . . . . .  65
     12.08  Captions. . . . . . . . . . . . . . . . . . . . .  65
     12.09  Counterparts. . . . . . . . . . . . . . . . . . .  65
     12.10  Governing Law; Submission to Jurisdiction;
              Service of Process. . . . . . . . . . . . . . .  65
     12.11  Judgment Currency . . . . . . . . . . . . . . . .  66
     12.12  Waiver of Jury Trial. . . . . . . . . . . . . . .  66
     12.13  Confidentiality . . . . . . . . . . . . . . . . .  66

SCHEDULE 1  - Material Agreements

EXHIBIT A -    Form of Note
EXHIBIT B-1 -  Form of Designation Letter
EXHIBIT B-2 -  Form of Termination Letter
EXHIBIT C-1 -  Form of Opinion of Counsel to the Company
EXHIBIT C-2 -  Form of Opinion of Counsel to the Approved Borrowers
EXHIBIT D   -  Form of Opinion of Special Counsel for the Agents

EXHIBIT E   -  Form of Money Market Quote Request
EXHIBIT F   -  Form of Money Market Quote
EXHIBIT G  -   Form of Confidentiality Agreement

          CREDIT AGREEMENT dated as of January 24, 1995 among: INTERNATIONAL PAPER COMPANY, a corporation duly organized and validly existing under the laws of the State of New York (the "Company"); each of the banks that is a signatory hereto (individually, a "Bank" and, collectively, the "Banks"); THE CHASE MANHATTAN BANK (NATIONAL ASSOCIATION), as administrative agent for the Banks (in such capacity, together with its successors in such capacity, the "Administrative Agent"); and MORGAN GUARANTY TRUST COMPANY OF NEW YORK, as documentation agent (in such capacity, together with its successors in such capacity, the "Documentation Agent").

          Accordingly, the parties hereto agree as follows:

          Section 1.  Definitions and Accounting Matters.

          1.01 Certain Defined Terms. As used herein, the following terms shall have the following meanings (all terms defined in this Section 1.01 or in other provisions of this Agreement in the singular to have the same meanings when used in the plural and vice versa):

          "Agents" shall mean the Administrative Agent and the Documentation Agent.

          "Applicable Lending Office" shall mean, for each Bank and for each type of Loan, the "Lending Office" of such Bank (or of an affiliate of such Bank) designated for such type of Loan on the signature pages hereof or such other office of such Bank (or of an affiliate of such Bank) as such Bank may from time to time specify to the Administrative Agent and the Company as the office by which its Loans of such type are to be made and maintained.

          "Applicable Margin" shall mean: (a) with respect to Base Rate Loans, 0% per annum; (b) with respect to CD Loans (i) during any Level I Period, .245 of 1% per annum, (ii) during any Level II Period, .275 of 1% per annum, (iii) during any Level III Period, .40 of 1% per annum, (iv) during any Level IV Period, .45 of 1% per annum and (v) during any Level V Period, .625 of 1% per annum; and (c) with respect to Eurodollar Loans (i) during any Level I Period, .12 of 1% per annum, (ii) during any Level II Period, .15 of 1% per annum, (iii) during any Level III Period, .275 of 1% per annum, (iv) during any Level IV Period, .325 of 1% per annum and (v) during any Level V Period, .50 of 1% per annum. Any change in the Applicable Margin for any type of Loan by reason of a change in the Standard & Poor's Rating or the Moody's Rating shall become effective on the date of announcement or publication by the respective rating agencies of a change in such rating or, in the absence of such announcement or publication, on the effective date of such changed rating.

          "Approved Borrower" shall mean any Wholly-Owned Consolidated Subsidiary of the Company as to which a Designation Letter has been delivered to the Documentation Agent and as to which a Termination Letter shall not have been delivered to the Documentation Agent, which Subsidiary has been approved as a borrower hereunder by all of the Banks, all in accordance with Section 2.10 hereof.


          "Assessment Rate" shall mean, for any CD Loan, the effective annual assessment rate (rounded upwards, if necessary, to the nearest 1/100 of 1%) payable by Chase to the Federal Deposit Insurance Corporation (or any successor) for deposit insurance for Dollar time deposits with Chase at the Principal Office during the Interest Period for such Loan, as reasonably estimated by the Administrative Agent.

          "Aussedat Rey" shall mean Aussedat Rey S.A., a French Corporation.

          "Base Rate" shall mean, for any day, the higher of (a) the Federal Funds Rate for such day plus 1/2 of 1% per annum and (b) the Prime Rate for such day. Each change in any interest rate provided for herein based upon the Base Rate resulting from a change in the Base Rate shall take effect at the time of such change in the Base Rate.

          "Base Rate Loans" shall mean Syndicated Loans which bear interest at rates based upon the Base Rate.

          "Borrowers" shall mean the Company and each Approved Borrower.

          "Business Day" shall mean any day on which commercial banks are not authorized or required to close in New York City and, if such day relates to the giving of notices or quotes in connection with a LIBOR Auction or to a borrowing of, a payment or prepayment of principal of or interest on, or the Interest Period for, a Eurodollar Loan or a LIBOR Market Loan or a notice by the Company with respect to any such borrowing, payment, prepayment or Interest Period, which is also a day on which dealings in Dollar deposits are carried out in the London interbank market.

          "Capital Lease Obligations" shall mean, as to any Person, the obligations of such Person to pay rent or other amounts under a lease of (or other agreement conveying the right to use) real and/or personal property which obligations are required to be classified and accounted for as a capital lease on a balance sheet of such Person under GAAP (including Statement of Financial Accounting Standards No. 13 of the Financial Accounting Standards Board) and, for purposes of this Agreement, the amount of such obligations shall be the capitalized amount thereof, determined in accordance with GAAP (including such Statement No. 13).

          "CD Loans" shall mean Syndicated Loans the interest rates on which are determined on the basis of rates referred to in clause (b) of the definition of "Fixed Base Rate" in this Section 1.01.

          "Chase" shall mean The Chase Manhattan Bank (National Association).

          "Code" shall mean the Internal Revenue Code of 1986, as amended from time to time.

          "Commitment" shall mean, as to each Bank, the obligation of such Bank to make Syndicated Loans pursuant to Section 2.01 hereof in an aggregate amount at any one time outstanding up to but not exceeding the amount set opposite such Bank's name on the signature pages hereof under the caption "Commitment" (as the same may be reduced at any time or from time to time pursuant to Section 2.04 or

12.06(b) or increased from time to time pursuant to Section 12.06(b)).

          "Commitment Termination Date" shall mean January 24, 2000 (or if such day is not a Business Day, the next succeeding Business Day).

          "Consolidated Subsidiary" shall mean, as to any Person, each Subsidiary of such Person (whether now existing or hereafter created or acquired) the financial statements of which shall be (or should have been) consolidated with the financial statements of such Person in accordance with GAAP.

          "Default" shall mean an Event of Default or an event which with notice or lapse of time or both would become an Event of Default.

          "Designation Letter" shall have the meaning assigned to such term in
Section 2.10 hereof.

          "Dollars" and "$" shall mean lawful money of the United States of America.

          "Effective Date" shall mean the date this Agreement becomes effective in accordance with Section 7.01.

          "Environmental Laws" shall mean any and all Federal, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or other governmental restrictions relating to the environment or to emissions, discharges, releases or threatened releases of pollutants, contaminants, chemicals, or industrial, toxic or hazardous substances or wastes into the environment including, without limitation, ambient air, surface water, ground water, or land, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of pollutants, contaminants, chemicals, or industrial, toxic or hazardous substances or wastes.

          "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time.

          "ERISA Affiliate" shall mean any corporation or trade or business which is a member of the same controlled group of corporations (within the meaning of Section 414(b) of the Code) as the Company or is under common control (within the meaning of Section 414(c) of the Code) with the Company.

          "Eurodollar Loans" shall mean Syndicated Loans the interest rates on which are determined on the basis of rates referred to in clause (a) of the definition of "Fixed Base Rate" in this Section 1.01.

          "Event of Default" shall have the meaning assigned to such term in
Section 10 hereof.

          "Existing Credit Agreements" shall mean the Credit Agreement dated as of November 29, 1990 among the Company, the banks parties thereto, Morgan, as administrative agent, and Chase and Morgan, as co-agents, and the Credit Agreement dated as of January 1, 1993 between the Company and Credit Lyonnais, each as amended to the date of this Agreement.

          "Federal Funds Rate" shall mean, for any day, the rate per annum (rounded upwards, if necessary, to the nearest 1/100 of 1%) equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day, provided that (a) if the day for which such rate is to be determined is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if such rate is not so published for any day, the Federal Funds Rate for such day shall be the average rate charged to Chase on such day on such transactions as determined by the Administrative Agent.

          "Fixed Base Rate" shall mean, with respect to any Fixed Rate Loan:

          (a) if such Loan is a Eurodollar Loan or a LIBOR Market Loan, the arithmetic mean, as determined by the Administrative Agent, of the rate per annum (rounded upwards, if necessary, to the nearest 1/16 of 1%) quoted by each Reference Bank at approximately 11:00 a.m. London time (or as soon thereafter as practicable) on the date two Business Days prior to the first day of the Interest Period for such Loan for the offering by such Reference Bank to leading banks in the London interbank market of Dollar deposits having a term comparable to such Interest Period and in an amount comparable to the principal amount of the Eurodollar Loan or LIBOR Market Loan to be made by such Reference Bank for such Interest Period; and

          (b) if such Loan is a CD Loan, the arithmetic mean, as determined by the Administrative Agent, of the rate per annum (rounded upwards, if necessary, to the nearest 1/20 of 1%) determined by each Reference Bank to be the average of the bid rates quoted to such Reference Bank at approximately 10:00 a.m. New York time (or as soon thereafter as practicable) on the first day of the Interest Period for such Loan by at least two certificate of deposit dealers of recognized national standing selected by such Reference Bank for the purchase at face value of certificates of deposit of such Reference Bank having a term comparable to such Interest Period and in an amount comparable to the principal amount of the CD Loan to be made by such Reference Bank for such Interest Period.

If any Reference Bank is not participating in any Fixed Rate Loan, the Fixed Base Rate for such Loan shall be determined by reference to the amount of the Loan which such Reference Bank would have made had it been participating in such Loan; provided that in the case of any LIBOR Market Loan, the Fixed Base Rate for such Loan shall be determined with reference to deposits of $10,000,000. If any Reference Bank does not timely furnish such information for determination of any Fixed Base Rate, the Administrative Agent shall determine such Fixed Base Rate on the basis of information timely furnished by the remaining Reference Banks.

          "Fixed Rate" shall mean, for any Fixed Rate Loan, a rate per annum (rounded upwards, if necessary, to the nearest 1/100 of 1%) determined by the Administrative Agent to be equal to (a) in the case of a CD Loan, the sum of (i) the Fixed Base Rate for such Loan for the Interest Period for such Loan divided by 1 minus the Reserve Requirement for such Loan for such Interest Period plus
(ii) the Assessment Rate for such Interest Period and (b) in the case of a Eurodollar Loan, the Fixed Base Rate for such Loan for the Interest Period for such Loan.

          "Fixed Rate Loans" shall mean CD Loans, Eurodollar Loans and, for the purposes of the definition of "Fixed Base Rate" in this Section 1.01 and in
Section 5 hereof, LIBOR Market Loans.

          "GAAP" shall mean generally accepted accounting principles applied on a basis consistent with those which, in accordance with the last sentence of
Section 1.02(a) hereof, are to be used in making the calculations for purposes of determining compliance with the terms of this Agreement.

          "Guarantee" shall mean a guarantee, an endorsement, a contingent agreement to purchase or to furnish funds for the payment or maintenance of, or otherwise to be or become contingently liable under or with respect to, the Indebtedness, other obligations, net worth, working capital or earnings of any Person, or a guarantee of the payment of dividends or other distributions upon the stock of any corporation, or an agreement to purchase, sell or lease (as lessee or lessor) property, products, materials, supplies or services primarily for the purpose of enabling a debtor to make payment of his, her or its obligations or an agreement to assure a creditor against loss, and including, without limitation, causing a bank to open a letter of credit for the benefit of another Person, but excluding endorsements for collection or deposit in the ordinary course of business. The terms "Guarantee" and "Guaranteed" used as a verb shall have a correlative meaning.

          "Guarantor" shall mean the Company in its capacity as the guarantor under Section 6 hereof.

          "Indebtedness" shall mean, as to any Person: (a) indebtedness created, issued or incurred by such Person for borrowed money (whether by loan or the issuance and sale of debt securities); (b) obligations of such Person to pay the deferred purchase or acquisition price of property or services, other than trade accounts payable (other than for borrowed money) arising, and accrued expenses incurred, in the ordinary course of business so long as such trade accounts payable are payable within 90 days of the date the respective goods are delivered or the respective services are rendered; (c) Indebtedness of others secured by a Lien on the property of such Person, whether or not the respective indebtedness so secured has been assumed by such Person; (d) obligations of such Person in respect of letters of credit or similar instruments issued or accepted by banks and other financial institutions for the account of such Person; (e) Capital Lease Obligations of such Person; and (f) Indebtedness of others Guaranteed by such Person.

          "Interest Period" shall mean:

          (a) with respect to any Eurodollar Loan, the period commencing on the date such Eurodollar Loan is made and ending on the numerically corresponding day in the first, second, third or sixth calendar month thereafter, as the Company (on its own behalf and on behalf of any other Borrower) may select as provided in Section 2.02 hereof, except that each Interest Period which commences on the last Business Day of a calendar month (or on any day for which there is no numerically corresponding day in the appropriate subsequent calendar month) shall end on the last Business Day of the appropriate subsequent calendar month;

          (b) with respect to any CD Loan, the period commencing on the date such CD Loan is made and ending on the day 30, 60, 90 or 180 days thereafter, as the Company (on its own behalf and on behalf of any other Borrower) may select as provided in Section 2.02 hereof;

          (c) with respect to any Base Rate Loan, the period commencing on the date such Base Rate Loan is made and ending on the date 30 days thereafter;

          (d) with respect to any Set Rate Loan, the period commencing on the date such Set Rate Loan is made and ending on any Business Day not less than 15 days but not more than 180 days thereafter, as the Company (on its own behalf and on behalf of any other Borrower) may select as provided in Section 2.03(b) hereof; and

          (e) with respect to any LIBOR Market Loan, the period commencing on the date such LIBOR Market Loan is made and ending on the numerically corresponding day in the first, second, third or sixth calendar month thereafter, as the Company (on its own behalf and on behalf of any other Borrower) may select as provided in Section 2.03(b) hereof, except that each Interest Period which commences on the last Business Day of a calendar month (or any day for which there is no numerically corresponding day in the appropriate subsequent calendar month) shall end on the last Business Day of the appropriate subsequent calendar month.

Notwithstanding the foregoing: (i) no Interest Period may end after the Commitment Termination Date as in effect at the beginning of such Interest Period; (ii) each Interest Period which would otherwise end on a day which is not a Business Day shall end on the next succeeding Business Day (or, in the case of an Interest Period for Eurodollar Loans or LIBOR Market Loans, if such next succeeding Business Day falls in the next succeeding calendar month, on the next preceding Business Day); and (iii) notwithstanding clause (i) above, no Interest Period for any Fixed Rate Loans or LIBOR Market Loans shall have a duration of less than one month (in the case of Eurodollar Loans and LIBOR Market Loans) or 30 days (in the case of CD Loans) and, if the Interest Period for any Fixed Rate Loans or LIBOR Market Loans would otherwise be a shorter period, such Loans shall not be available hereunder.

          "IPISA" shall mean International Paper Investments S.A., a French corporation.

          "Kwidzyn" shall mean International Paper Kwidzyn S.A., a Polish joint stock company.

          "Kwidzyn Entity" shall mean (i) Kwidzyn, (ii) as long as it holds no assets other than (A) interests in Kwidzyn, (B) cash and cash equivalents and
(C) "political risk" insurance policies with respect to Kwidzyn, Kwidzyn France and (iii) as long as it holds no assets other than (A) interests in and contracts with Kwidzyn, (B) unless Kwidzyn France is not then a Kwidzyn Entity, interests in Kwidzyn France and (C) cash and cash equivalents, International Paper Investments (Poland), Inc., a Delaware corporation.


          "Kwidzyn France" shall mean Celuose et Papiers de Pologne, S.A., a French corporation.

          "Level I Period" shall mean any period during which (a) no Event of Default has occurred and is continuing and (b) the Standard & Poor's Rating is at or above AA- (or any successor rating) or the Moody's Rating is at or above Aa3 (or any successor rating).

          "Level II Period" shall mean any period, other than a Level I Period, during which (a) no Event of Default has occurred and is continuing and (b) the Standard & Poor's Rating is at or above A- (or any successor rating) or the Moody's Rating is at or above A3 (or any successor rating).

          "Level III Period" shall mean any period, other than a Level I Period or a Level II Period, during which (a) no Event of Default has occurred and is continuing and (b) the Standard & Poor's Rating is at or above BBB (or any successor rating) or the Moody's Rating is at or above Baa2 (or any successor rating).

          "Level IV Period" shall mean any period, other than a Level I Period, a Level II Period or a Level III Period, during which (a) no Event of Default has occurred and is continuing and (b) the Standard & Poor's Rating is at or above BBB- (or any successor rating) or the Moody's Rating is at or above Baa3 (or any successor rating).

          "Level V Period" shall mean any period other than a Level I Period, a Level II Period, a Level III Period or a Level IV Period.

          "LIBO Rate" shall mean, for any LIBOR Market Loan, a rate per annum (rounded upwards, if necessary, to the nearest 1/100 of 1%) determined by the Administrative Agent to be equal to the rate of interest specified in clause (a) of the definition of "Fixed Base Rate" in this Section 1.01 for the Interest Period for such Loan.

          "LIBOR Auction" shall mean a solicitation of Money Market Quotes setting forth Money Market Margins based on the LIBO Rate pursuant to Section
2.03 hereof.

          "LIBOR Market Loans" shall mean Money Market Loans interest rates on which are determined on the basis of LIBOR Rates pursuant to a LIBOR Auction.

          "Lien" shall mean, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset. For purposes of this Agreement, the Company or any of its Subsidiaries shall be deemed to own subject to a Lien any asset which it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement relating to such asset.

          "Loans" shall mean Money Market Loans and Syndicated Loans.

          "Majority Banks" shall mean Banks having at least 66-2/3% of the aggregate amount of the Commitments; provided that, if the Commitments shall have terminated, Majority Banks shall mean Banks holding at least 66-2/3% of the aggregate unpaid principal amount of the Loans.

          "Margin Stock" shall mean margin stock within the meaning of Regulations U and X.

          "Material Subsidiary" shall mean, at any time, any Subsidiary of the Company that (a) is an Approved Borrower or (b) has total assets (as shown on the most recent balance sheet of such Subsidiary prepared in accordance with generally accepted accounting principles) of $150,000,000 or more.

          "Money Market Borrowing" shall have the meaning assigned to such term in Section 2.03(b) hereof.

          "Money Market Loans" shall mean the loans provided for by Section 2.03 hereof.

          "Money Market Margin" shall have the meaning assigned to such term in
Section 2.03(d)(ii)(C) hereof.

          "Money Market Notice"  shall have the meaning assigned to such term in
Section 2.03(b) hereof.

          "Money Market Quote" shall mean an offer in accordance with Section 2.03(c) hereof by a Bank to make a Money Market Loan with one single specified interest rate.

          "Money Market Quote Request" shall have the meaning assigned to such term in Section 2.03(b) hereof.

          "Money Market Rate" shall have the meaning assigned to such term in
Section 2.03(d)(ii)(D) hereof.

          "Moody's" shall mean Moody's Investors Services, Inc., or any successor corporation thereto.

          "Moody's Rating" shall mean, at any time, the then current rating (including the failure to rate) by Moody's of the Company's senior unsecured long term public debt.

          "Morgan" shall mean Morgan Guaranty Trust Company of New York.

          "Multiemployer Plan" shall mean a multiemployer plan defined as such in Section 3(37) of ERISA to which contributions have been made by the Company or any ERISA Affiliate and which is covered by Title IV of ERISA.

          "Non-OECD Country" shall mean a country that is not a member of the Organization for Economic Cooperation and Development.

          "Notes" shall mean the promissory notes provided for by Section 2.08 hereof.

          "Obligors" shall mean the Borrowers and the Guarantor.


          "PBGC" shall mean the Pension Benefit Guaranty Corporation or any entity succeeding to any or all of its functions under ERISA.

          "Person" shall mean any individual, corporation, company, voluntary association, partnership, joint venture, trust, unincorporated organization or government (or any agency, instrumentality or political subdivision thereof).

          "Plan" shall mean an employee benefit or other plan established or maintained by the Company or any ERISA Affiliate and which is covered by Title IV of ERISA, other than a Multiemployer Plan.

          "Post-Default Rate" shall mean, in respect of any principal of any Loan or any other amount payable by the Borrowers under this Agreement or any Note that is not paid when due (whether at stated maturity, by acceleration or otherwise), a rate per annum during the period from and including the due date to but excluding the date on which such amount is paid in full equal to 2% above the Base Rate as in effect from time to time (provided that, if the amount so in default is principal of a Fixed Rate Loan or a Money Market Loan and the due date thereof is a day other than the last day of the Interest Period therefor, the "Post-Default Rate" for such principal shall be, for the period from and including such due date to but excluding the last day of the Interest Period for such Loan, 2% above the interest rate for such Loan as provided in Section 3.02 hereof and, thereafter, the rate provided for above in this definition).

          "Prime Rate" shall mean the rate of interest from time to time announced by Chase at the Principal Office as its prime lending rate.

          "Principal Office" shall mean the principal office of the Administrative Agent and Chase, presently located at 1 Chase Manhattan Plaza, New York, New York 10081.

          "Project Indebtedness" shall mean (i) Indebtedness of any Kwidzyn Entity or (ii) Indebtedness of the Company, IPISA or Aussedat Rey that constitutes Indebtedness of such Person due solely to the pledge, on a non-recourse basis, by such Person of Indebtedness or capital stock of any Kwidzyn Entity held by such Person to secure Indebtedness of any Kwidzyn Entity to any other Person or Persons or (iii) Indebtedness of the Company or any Subsidiary incurred to finance the acquisition, construction or development of Project Assets (as defined in Section 9.06(i)); provided in the case of this clause (iii) that (x) such Indebtedness is non-recourse to any other assets and
(y) the aggregate principal amount of such Indebtedness may at no time exceed $200,000,000.

          "Quarterly Dates" shall mean the last Business Day of each March, June, September and December in each year the first of which shall be the first such day after the date of this Agreement.

          "Reference Banks" shall mean Chase, Morgan and Credit Suisse (or their Applicable Lending Offices, as the case may be).

          "Regulations D, U and X" shall mean, respectively, Regulations D, U and X of the Board of Governors of the Federal Reserve System (or any successor), as the same may be amended or supplemented from time to time.


          "Regulatory Change" shall mean, with respect to any Bank, any change after the date of this Agreement in United States Federal, state or foreign law or regulations (including, without limitation, Regulation D) or the adoption or making after such date of any interpretation, directive or request applying to a class of banks including such Bank of or under any United States Federal, state or foreign law or regulations (whether or not having the force of law) by any court or governmental or monetary authority charged with the interpretation or administration thereof.

          "Reserve Requirement" shall mean, for any Interest Period for any CD Loan, the average maximum rate at which reserves (including any marginal, supplemental or emergency reserves) are required to be maintained during such Interest Period under Regulation D by member banks of the Federal Reserve System in New York City with deposits exceeding one billion Dollars against non-personal Dollar time deposits in an amount of $100,000 or more. Without limiting the effect of the foregoing, the Reserve Requirement shall include any other reserves required to be maintained by such member banks by reason of any Regulatory Change against (a) any category of liabilities which includes deposits by reference to which the Fixed Base Rate for CD Loans is to be determined as provided in the definition of "Fixed Base Rate" in this Section
1.01 or (b) any category of extensions of credit or other assets which includes CD Loans.

          "Set Rate Auction" shall mean a solicitation of Money Market Quotes setting forth Money Market Rates pursuant to Section 2.03 hereof.

          "Set Rate Loans" shall mean Money Market Loans the interest rates on which are determined on the basis of Money Market Rates pursuant to a Set Rate Auction.

          "Standard & Poor's" shall mean Standard & Poor's Ratings Group or any successor thereto.

          "Standard & Poor's Rating" shall mean, at any time, the then current rating (including the failure to rate) by Standard & Poor's of the Company's senior unsecured long term public debt.

          "Subsidiary" shall mean, as to any Person, (a) any corporation of which at least a majority of the outstanding shares of stock whose class or classes have by the terms thereof ordinary voting power to elect a majority of the board of directors of such corporation (irrespective of whether or not at the time stock of any other class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time directly or indirectly owned or controlled by such Person or one or more Subsidiaries of such Person or by such Person and one or more Subsidiaries of such Person and (b) any partnership or other entity in which such Person and/or one or more Subsidiaries of such Person shall have an ownership or controlling interest (whether in the form of voting or participation in profits or capital contribution) of more than 50%. "Wholly-Owned Subsidiary" shall mean any Subsidiary of which all of such shares or ownership interests, other than (in the case of a corporation) directors' qualifying shares, are so owned or controlled.

          "Syndicated Loans" shall mean the loans provided for by Section 2.01 hereof.

          "Tangible Assets" shall mean, at any time, Total Assets minus the sum of the items identified in clause (c) of the definition in this Section 1.01 of the term "Tangible Net Worth".

          "Tangible Net Worth" shall mean, at any time, the sum of the following for the Company and its Consolidated Subsidiaries determined on a consolidated basis (without duplication) in accordance with GAAP:

          (a)  the amount of capital stock, plus

          (b) the amount of surplus and retained earnings (or, in the case of a surplus or retained earnings deficit, minus the amount of such deficit), minus

          (c) the sum of the following: cost of treasury shares and the book value of all assets of the Company and its Consolidated Subsidiaries which should be classified as intangibles (without duplication of deductions in respect of items already deducted in arriving at surplus and retained earnings) but in any event including goodwill, research and development costs, trademarks,
trade names, copyrights, patents and franchises,      unamortized debt discount
and expense, and any write-up in the book value of assets resulting from a revaluation thereof subsequent to September 30, 1994 (other than any write-up, at the time of its acquisition, in the book value of any asset acquired subsequent to September 30, 1994).

          "Termination Letter" shall have the meaning assigned to such term in
Section 2.10 hereof.

          "Total Assets" shall mean, at any time, the total assets of the Company and its Consolidated Subsidiaries at such time determined on a consolidated basis (without duplication) in accordance with GAAP.

          "Total Capital" shall mean, at any time, Tangible Net Worth plus Total Debt.

          "Total Debt" shall mean, at any time, the aggregate outstanding principal amount of all Indebtedness of the Company and its Consolidated Subsidiaries at such time determined on a consolidated basis (without duplication) in accordance with GAAP.

          "U.S. Person" shall mean a citizen, national or resident of the United States of America, a corporation, partnership or other entity created or organized in or under any laws of the United States of America, or any estate or trust that is subject to United States Federal income taxation regardless of the source of its income.

          1.02  Accounting Terms and Determinations.

          (a) Except as otherwise expressly provided herein, all accounting terms used herein shall be interpreted, and all financial statements and certificates and reports as to financial matters required to be delivered to the Banks hereunder shall (unless otherwise disclosed to the Banks in writing at the time of delivery thereof in the manner described in subsection (b) below) be prepared in accordance with generally accepted accounting principles applied on a basis consistent with that used in the preparation of the latest financial statements furnished to the Banks hereunder (which, until the first financial statements are delivered under Section 9.01 hereof, shall mean the financial statements referred to in Section 8.02 hereof). All calculations made for the purposes of determining compliance with the terms of this Agreement shall (except as otherwise expressly provided herein) be made by application of generally accepted accounting principles applied on a basis consistent with that used in the preparation of the annual or quarterly financial statements furnished to the Banks pursuant to Section 9.01 hereof unless (i) the Company shall have objected to determining such compliance on such basis at the time of delivery of such financial statements or (ii) the Majority Banks shall so object in writing within 30 days after delivery of such financial statements, in either of which events such calculations shall be made on a basis consistent with those used in the preparation of the latest financial statements as to which such objection shall not have been made (which, if objection is made in respect of the first financial statements delivered under Section 9.01 hereof, shall mean the financial statements referred to in Section 8.02 hereof).

          (b) The Company shall deliver to the Banks at the same time as the delivery of any annual or quarterly financial statement under Section 9.01 hereof a description in reasonable detail of any material variation between the application of accounting principles employed in the preparation of such statement and the application of accounting principles employed in the preparation of the next preceding annual or quarterly financial statements as to which no objection has been made in accordance with the last sentence of subsection (a) above, and reasonable estimates of the difference between such statements arising as a consequence thereof.

          (c) To enable the ready and consistent determination of compliance with the covenants set forth in Section 9 hereof, the Company will not change the last day of its fiscal year from December 31 of each year, or the last days of the first three fiscal quarters in each of its fiscal years from March 31, June 30 and September 30 of each year, respectively, without giving prior notice of such change to each Bank and Agent.

          Section 2.  Commitments.

          2.01 Syndicated Loans. Each Bank severally agrees, on the terms of this Agreement, to make loans to the Borrowers in Dollars during the period from and including the date hereof to but not including the Commitment Termination Date in an aggregate principal amount as to all Borrowers at any one time outstanding up to but not exceeding the amount of such Bank's Commitment. Subject to the terms of this Agreement, during such period the Borrowers may borrow, repay and reborrow the amount of the Commitments; provided that the aggregate principal amount of all Money Market Loans, together with the aggregate principal amount of all Syndicated Loans, at any one time outstanding shall not exceed the aggregate amount of the Commitments at such time; and provided, further, that there may be no more than fifteen different Interest Periods for both Syndicated Loans and Money Market Loans outstanding at the same time (for which purpose Interest Periods described in different lettered clauses of the definition of the term "Interest Period" shall be deemed to be different Interest Periods even if they are coterminous). The Syndicated Loans may be Base Rate Loans, CD Loans or Eurodollar Loans (each a "type" of Syndicated Loans).


          2.02 Borrowings of Syndicated Loans. The Company (on its own behalf and on behalf of any other Borrower) shall give the Administrative Agent (which shall promptly notify the Banks) notice of each borrowing hereunder of Syndicated Loans, which notice shall be irrevocable and effective only upon receipt by the Administrative Agent, shall specify with respect to the Syndicated Loans to be borrowed (i) the Borrower, (ii) the aggregate amount (which shall be at least $15,000,000 and multiples of $1,000,000 in excess thereof), (iii) the type and date (which shall be a Business Day), and (iv) (in the case of Fixed Rate Loans) the duration of the Interest Period therefor and shall be given not later than 10:30 a.m. New York time (in the case of Base Rate Loans) and 11:00 a.m. New York time (in the case of all Syndicated Loans other than Base Rate Loans) on the day which is not less than the number of Business Days prior to the date of such borrowing specified below opposite the type of such Loans:

          Type              Number of Business Days
     Base Rate Loans               same day
     CD Loans                         2
     Eurodollar Loans                 3

Except as otherwise provided in Section 4.01(b) hereof, not later than 1:00 p.m. New York time on the date specified for each borrowing of Syndicated Loans hereunder, each Bank shall make available the amount of the Syndicated Loan to be made by it on such date to the Administrative Agent, at account number 900-9-000002 maintained by the Administrative Agent with Chase at the Principal Office, in immediately available funds, for account of the relevant Borrower. The amount so received by the Administrative Agent shall, subject to the terms and conditions of this Agreement, be made available to the relevant Borrower by depositing the same, in immediately available funds, in an account of such Borrower maintained with Chase at 1 Chase Manhattan Plaza, New York, New York 10081 and designated by the Company.

          2.03  Money Market Borrowings.

          (a) The Money Market Option. In addition to Syndicated Loans pursuant to Section 2.01 hereof, the Company (on its own behalf or on behalf of any other Borrower) may, as set forth in this Section 2.03, request the Administrative Agent to solicit the Banks during the period from and including the date hereof to but not including the Commitment Termination Date to make offers to make Money Market Loans to any Borrower in Dollars. The Banks may, but shall have no obligation to, make such offers and such Borrower may, but shall have no obligation to, accept any such offers in the manner set forth in this Section. Money Market Loans may be LIBOR Market Loans or Set Rate Loans (each a "type" of Money Market Loan), provided that:

               (i) there may be no more than fifteen different Interest Periods for both Syndicated Loans and Money Market Loans outstanding at the same time (for which purpose Interest Periods described in different lettered clauses of the definition of the term "Interest Period" shall be deemed to be different Interest Periods even if they are coterminous); and

              (ii) the aggregate principal amount of all Money Market Loans, together with the aggregate principal amount of all Syndicated Loans, at any one time outstanding shall not exceed the aggregate amount of the Commitments at such time.

          (b) Money Market Notice. When the Company wishes to request offers to make Money Market Loans under this Section 2.03, it shall transmit to the Administrative Agent by telex or facsimile transmission a notice (a "Money Market Notice"), containing up to three requests (each a "Money Market Quote Request"), substantially in the form of Exhibit E hereto, so as to be received no later than (x) 9:00 a.m. (New York City time) on the fourth Business Day prior to the date of borrowing proposed therein, in the case of a LIBOR Auction or (y) 11:00 a.m. (New York City time) on the Business Day next preceding the date of borrowing proposed therein, in the case of a Set Rate Auction (or, in either case, such other time and date as the Company and the Administrative Agent shall have mutually agreed and shall have notified to the Banks not later than the date of the Money Market Quote Request for the first LIBOR Auction or Set Rate Auction for which such change is to be effective), specifying:

               (i) the Borrower and the proposed date of borrowing, which shall be a Business Day;

              (ii) the aggregate amount of such borrowing, which shall be at least $15,000,000 or multiples of $1,000,000 in excess thereof;

             (iii) the duration of the Interest Period or Interest Periods applicable thereto, subject to the provisions of the definition in Section 1.01 hereof of the term "Interest Period"; and

             (iv) whether the Money Market Quotes requested for a particular Interest Period are to set forth a Money Market Margin or a Money Market Rate.

The Company may request offers to make Money Market Loans for up to three different Interest Periods in a single Money Market Notice (for which purpose Interest Periods in different lettered clauses of the definition in Section 1.01 hereof of the term "Interest Period" shall be deemed to be different Interest Periods even if they are coterminous); provided that the request for each separate Interest Period shall be deemed to be a separate Money Market Quote Request for a separate borrowing (a "Money Market Borrowing"). No Money Market Notice shall be given within five Business Days (or such other number of days as the Company and the Administrative Agent may agree) of any other Money Market Notice.

          (c) Invitation for Money Market Quotes. Promptly upon receipt of one or more Money Market Quote Requests, the Administrative Agent shall notify the Banks by telex or facsimile transmission of the provisions thereof, which shall constitute an invitation by the Company to each Bank to submit Money Market Quotes offering to make the Money Market Loans to which each such Money Market Quote Request relates in accordance with this Section 2.03.

          (d)  Submission and Contents of Money Market Quotes.

               (i) Each Bank may submit up to five separate Money Market Quotes, each containing an offer to make a Money Market Loan at a specified Money Market Margin or a Money Market Rate, as the case may be, in response to any single Money Market Quote Request; provided that such Bank may make a single submission containing all of such Quotes. Each Money Market Quote must comply with the requirements of this subsection (d) and must be submitted to the Administrative Agent by telex or facsimile transmission at its offices specified in or pursuant to Section 12.02 hereof not later than (x) 4:00 p.m. (New York City time) on the fourth Business Day prior to the proposed date of Borrowing, in the case of a LIBOR Auction or (y) 9:00 a.m. (New York City time) on the proposed date of borrowing, in the case of a Set Rate Auction (or, in either case, such other time and date as the Company and the Administrative Agent shall have mutually agreed and shall have notified to the Banks not later than the date of the Money Market Quote Request for the first LIBOR Auction or Set Rate Auction for which such change is to be effective); provided that Money Market Quotes submitted by Chase (or its Applicable Lending Office) may be submitted, and may only be submitted, if Chase (or its Applicable Lending Office) notifies the Company of the terms of the offer contained therein not later than (x) 3:00 p.m. (New York City time) on the fourth Business Day prior to the proposed date of borrowing, in the case of a LIBOR Auction or (y) 8:45 a.m. (New York City time) on the proposed date of borrowing, in the case of a Set Rate Auction. Subject to Sections 5.02(b), 5.03, 7.03 and 10 hereof, any Money Market Quote so made shall be irrevocable except with the written consent of the Administrative Agent given on the instructions of the Company.

              (ii) Each Money Market Quote shall be in substantially the form of Exhibit F hereto and shall in any case specify:

               (A) the Borrower and the proposed date of borrowing and the Interest Period therefor;

               (B) the principal amount of the Money Market Loan for which each such offer is being made, which principal amount (w) may be greater than or less than the Commitment of the quoting Bank, (x) must be in multiples of $1,000,000,
(y) may not exceed the aggregate principal amount of Money Market Loans for which offers were requested and (z) may be subject to an aggregate limitation as to the principal amount of Money Market Loans for which offers being made by such quoting Bank may be accepted;

               (C) in the case of a LIBOR Auction, the margin above or below the applicable LIBO Rate (the "Money Market Margin") offered for each such Money Market Loan, expressed as a percentage (rounded to the nearest 1/10,000th of 1%) to be added to or subtracted from the applicable LIBO Rate;

               (D) in the case of a Set Rate Auction, the rate of interest per annum (rounded to the nearest 1/10,000th of 1%) (the "Money Market Rate") offered for each such Money Market Loan; and

               (E)  the identity of the quoting Bank.

             (iii)  Any Money Market Quote shall be disregarded if it:

               (A) is not substantially in conformity with Exhibit F hereto or does not specify all of the information required by subsection (d)(ii);

               (B)  except as expressly permitted by clause (z) of subsection
(d)(ii)(B), contains qualifying, conditional or similar language;


               (C) proposes terms other than or in addition to those set forth in the applicable Money Market Quote Request; or

               (D)  arrives after the time set forth in subsection (d)(i).

          (e) Notice to Company. The Administrative Agent shall promptly notify the Company of the terms (x) of any Money Market Quote submitted by a Bank that is in accordance with subsection (d) and (y) of any Money Market Quote that amends, modifies or is otherwise inconsistent with a previous Money Market Quote submitted by such Bank with respect to the same Money Market Quote Request. Any such subsequent Money Market Quote shall be disregarded by the Administrative Agent unless such subsequent Money Market Quote is submitted solely to correct a manifest error in such former Money Market Quote. The Administrative Agent's notice to the Company shall specify (A) the aggregate principal amount of Money Market Loans for which offers have been received for each Interest Period specified in the related Money Market Quote Request, (B) the respective principal amounts and Money Market Margins or Money Market Rates, as the case may be, so offered by each Bank (identifying the Bank that made each Money Market Quote), and (C) if applicable, limitations on the aggregate principal amount of Money Market Loans for which offers in any single Money Market Quote may be accepted.

          (f) Acceptance and Notice by Company. Not later than (x) 11:00 a.m. (New York City time) on the third Business Day prior to the proposed date of borrowing, in the case of a LIBOR Auction or (y) 10:00 a.m. (New York City time) on the proposed date of borrowing, in the case of a Set Rate Auction (or, in either case, such other time and date as the Company and the Administrative Agent shall have mutually agreed and shall have notified to the Banks not later than the date of the Money Market Quote Request for the first LIBOR Auction or Set Rate Auction for which such change is to be effective), the Company shall notify the Administrative Agent (which shall promptly notify each Bank) of its acceptance or non-acceptance of the offers so notified to it pursuant to subsection (e). In the case of acceptance, such notice (a "Notice of Money Market Borrowing") shall specify the aggregate principal amount of offers for each Interest Period that are accepted. The Company may accept any Money Market Quote in whole or in part (provided that any Money Market Quote accepted in part shall be in multiples of $1,000,000); provided that:

               (i) the aggregate principal amount of each Money Market Borrowing may not exceed the applicable amount set forth in the related Money Market Quote Request;

               (ii) the principal amount of each Money Market Borrowing must be $15,000,000 or a multiple of $1,000,000 in excess thereof;

               (iii) acceptance of offers may only be made on the basis of ascending Money Market Margins or Money Market Rates, as the case may be; and

               (iv) the Company may not accept any offer that is described in subsection (d)(iii) or that otherwise fails to comply with the requirements of this Agreement.

          (g) Allocation by Administrative Agent. If offers are made by two or more Banks with the same Money Market Margins or Money Market Rates, as the case may be, for a greater aggregate principal amount than the amount in respect of which offers are accepted for the related Interest Period, the principal amount of Money Market Loans in respect of which such offers are accepted shall be allocated by the Administrative Agent among such Banks as nearly as possible (in multiples of $1,000,000) in proportion to the aggregate principal amount of such offers. Determinations by the Administrative Agent of the amounts of Money Market Loans shall be conclusive in the absence of manifest error.

          (h)  Funding of Money Market Loans.  Except as otherwise provided in
Section 4.01(b) hereof, any Bank whose offer to make any Money Market Loan has been accepted shall, not later than 1:00 p.m. New York time on the date specified for the making of such Loan, make the amount of such Loan available to the Administrative Agent at account number 900-9-000002 maintained by the Administrative Agent with Chase at the Principal Office in immediately available funds, for account of the relevant Borrower. The amount so received by the Administrative Agent shall, subject to the terms and conditions of this Agreement, be made available to such Borrower on such date by depositing the same, in immediately available funds, in an account of such Borrower maintained with Chase at 1 Chase Manhattan Plaza, New York, New York 10081 and designated by the Company.

          2.04  Changes of Commitments.

          (a) The aggregate amount of the Commitments shall be automatically reduced to zero on the Commitment Termination Date.

          (b)  The Company shall have the right at any time or from time to time
(i) so long as no Loans are outstanding, to terminate the Commitments or (ii) to reduce the aggregate unused amount of the Commitments, upon not less than 3 Business Days' prior notice to the Administrative Agent (which shall promptly notify the Banks) of each such termination or partial reduction, which notice shall specify the effective date thereof and the amount of any such partial reduction (which shall be at least $20,000,000 and in multiples of $5,000,000 in excess thereof) and shall be irrevocable and effective only upon receipt by the Administrative Agent.

          (c)  The Commitments once terminated or reduced may not be reinstated.

         2.05 Facility Fee. The Company shall pay to the Administrative Agent for account of each Bank a facility fee (each, a "Facility Fee") on the aggregate amount of such Bank's Commitment as then in effect at a rate per annum equal to (a) .08 of 1% during any Level I Period, (b) .10 of 1% during any Level II Period, (c) .125 of 1% during any Level III Period, (d) .175 of 1% during any Level IV Period and (e) .25 of 1% during any Level V Period. Each Facility Fee shall accrue from and including the date hereof to and including the earlier of
(i) the Commitment Termination Date and (ii) the termination of such Bank's Commitment and shall be payable on each Quarterly Date and on the earlier of (i) the Commitment Termination Date and (ii) the termination of such Bank's Commitment. Any change in a Facility Fee by reason of a change in the Standard & Poor's Rating or the Moody's Rating shall become effective on the date of announcement or publication by the respective rating agencies of a change in such rating or, in the absence of such announcement or publication, on the effective date of such changed rating.


          2.06 Lending Offices. The Loans of each type made by each Bank shall be made and maintained at such Bank's Applicable Lending Office for Loans of such type.

          2.07 Several Obligations; Remedies Independent. The failure of any Bank to make any Loan to be made by it on the date specified therefor shall not relieve any other Bank of its obligation to make its Loan on such date, but neither any Bank nor any Agent shall be responsible for the failure of any other Bank to make a Loan to be made by such other Bank. The amounts payable by the Borrowers at any time hereunder and under the Notes to each Bank shall be a separate and independent debt and each Bank shall be entitled to protect and enforce its rights arising out of this Agreement and the Notes, and it shall not be necessary for any other Bank or any Agent to consent to, or be joined as an additional party in, any proceedings for such purposes.

          2.08  Notes.

          (a) The Loans made by each Bank to any Borrower shall be evidenced by a single promissory note of such Borrower, with the guarantee of the Company endorsed thereon in the case of an Approved Borrower, substantially in the form of Exhibit A hereto, dated the date of the delivery of such Note to the Documentation Agent under this Agreement, payable to such Bank and otherwise duly completed. The date, amount, type, interest rate and maturity date of each Loan made by each Bank to any Borrower, and each payment made on account of the principal thereof, shall be recorded by such Bank on its books and, prior to any transfer of the Note of such Borrower held by it, endorsed by such Bank on the schedule attached to such Note or any continuation thereof.

          (b) Each Bank may, by notice to the Borrower and the Documentation Agent, request that its Loans of a particular type to any Borrower be evidenced by a separate Note in an amount equal to the aggregate unpaid principal amount of such Loans. Each such Note shall be in substantially the form of Exhibit A hereto with appropriate modifications to reflect the fact that it evidences solely Loans of the relevant type. Each reference in this Agreement to the "Note" or "Notes" of such Bank shall be deemed to refer to and include any or all of such Notes, as the context may require.

          (c) No Bank shall be entitled to have its Note(s) subdivided (except as set forth in paragraph (b) above), by exchange for promissory notes of lesser denominations or otherwise, except in connection with a permitted assignment of all or any portion of such Bank's Commitment, Loans and Note(s) pursuant to
Section 12.06 hereof.

          2.09  Prepayments

          Any Borrower may prepay its Base Rate Loans upon not less than one Business Day's prior notice by the Company to the Administrative Agent (which shall promptly notify the Banks), which notice shall specify the prepayment date (which shall be a Business Day) and the amount of the prepayment (which, in the case of any partial prepayment, shall be at least $15,000,000 and multiples of $1,000,000 in excess thereof) and shall be irrevocable and effective only upon receipt by the Administrative Agent, provided that interest on the principal prepaid, accrued to the prepayment date, shall be paid on the prepayment date. The Borrowers may not prepay any Fixed Rate Loans or a Money Market Loan

(provided that this sentence shall not affect the obligations of the Borrowers pursuant to Section 10 hereof).

          2.10 Borrowings by Approved Borrowers. The Company may, at any time or from time to time, designate one or more Wholly- Owned Consolidated Subsidiaries as Borrowers hereunder by furnishing to the Documentation Agent a letter (a "Designation Letter") in duplicate, substantially in the form of Exhibit B-1 hereto, duly completed and executed by the Company and such Subsidiary. Upon approval by all of the Banks (which approval shall not be unreasonably withheld) of such Subsidiary as an Approved Borrower, which approval shall be evidenced by the Documentation Agent signing and returning to the Company a copy of such Designation Letter, such Subsidiary shall be an Approved Borrower. There may be no more than five Approved Borrowers at any one time. So long as all principal and interest on all Loans of any Approved Borrower and all other amounts payable by such Approved Borrower hereunder have been paid in full, the Company may terminate its status as an Approved Borrower hereunder by furnishing to the Documentation Agent a letter (a "Termination Letter"), substantially in the form of Exhibit B-2 hereto, duly completed and executed by the Company and such Approved Borrower. Any Termination Letter furnished in accordance with this Section 2.10 shall be effective upon receipt by the Documentation Agent. Notwithstanding the foregoing, the delivery of a Termination Letter with respect to any Approved Borrower shall not affect any obligation of such Approved Borrower theretofore incurred.

          Section 3.  Payments of Principal and Interest.

          3.01 Repayment of Loans. Each Borrower hereby promises to pay to the Administrative Agent for account of each Bank the principal of each Loan made by such Bank to such Borrower, and each Loan shall mature, on the last day of the Interest Period therefor.

          3.02 Interest. Each Borrower hereby promises to pay to the Administrative Agent for account of each Bank interest on the unpaid principal amount of each Loan made by such Bank to such Borrower for the period from and including the date of such Loan to but excluding the date such Loan shall be paid in full, at the following rates per annum:

          (a) if such Loan is a Base Rate Loan, the Base Rate (as in effect from time to time) plus the Applicable Margin (if any);

          (b) if such Loan is a Fixed Rate Loan, the Fixed Rate for such Loan for the Interest Period for such Loan plus the Applicable Margin;

          (c) if such Loan is a LIBOR Market Loan, the LIBO Rate for such Loan for the Interest Period therefor plus (or minus) the Money Market Margin quoted by the Bank making such Loan in accordance with Section 2.03 hereof; and

          (d) if such Loan is a Set Rate Loan, the Money Market Rate for such Loan for the Interest Period therefor quoted by the Bank making such Loan in accordance with Section 2.03 hereof.

Notwithstanding the foregoing, each Borrower hereby promises to pay to the Administrative Agent for account of each Bank interest at the applicable Post-Default Rate on any principal of any Loan made by such Bank to such

Borrower, and on any other amount payable by such Borrower hereunder or under the Notes of such Borrower held by such Bank to or for account of such Bank, which shall not be paid in full when due (whether at stated maturity, by acceleration or otherwise), for the period from and including the due date thereof to but excluding the date the same is paid in full. Accrued interest on each Loan shall be payable on the last day of the Interest Period therefor and, if such Interest Period is longer than 90 days (in the case of a CD Loan or a Set Rate Loan) or three months (in the case of a Eurodollar Loan or a LIBOR Market Loan), at 90-day or three-month intervals, respectively, following the first day of such Interest Period, except that interest payable at the Post-Default Rate shall be payable from time to time on demand and interest on any Fixed Rate Loan that is converted into a Base Rate Loan (pursuant to Section
5.04 hereof) shall be payable on the date of conversion (but only to the extent so converted). Promptly after the determination of any interest rate provided for herein or any change therein, the Administrative Agent shall give notice thereof to the Banks to which such interest is payable and to the relevant Borrower (through notification to the Company).

          Section 4.  Payments; Pro Rata Treatment; Computations; Etc.

          4.01  Payments.

          (a) Except to the extent otherwise provided herein, all payments of principal, interest and other amounts to be made by the Obligors under this Agreement and the Notes shall be made in Dollars, in immediately available funds, without deduction, set-off or counterclaim, to the Administrative Agent at account number 900-9-000002 maintained by the Administrative Agent with Chase at the Principal Office, not later than 1:00 p.m. New York time on the date on which such payment shall become due (each such payment made after such time on such due date to be deemed to have been made on the next succeeding Business
Day).

          (b) Anything herein to the contrary notwithstanding, if a new Loan is to be made to any Borrower by any Bank on a date such Borrower is to repay any principal of an outstanding Loan of such Bank, such Bank shall apply the proceeds of such new Loan to the payment of the principal to be repaid and only an amount equal to the excess of the principal to be borrowed over the principal to be repaid shall be made available by such Bank to the Administrative Agent as provided in Sections 2.02 or 2.03(h) hereof or if the principal to be repaid exceeds the principal to be borrowed, only an amount equal to such excess shall be paid by such Borrower to the Administrative Agent pursuant to Section 4.01(a) hereof.

          (c) Any Bank for whose account any such payment is to be made, may (but shall not be obligated to) debit the amount of any such payment which is not made by 5:00 p.m. New York time on such due date to any ordinary deposit account of any Borrower with such Bank (with notice to such Borrower through notification to the Company).

          (d) Each Borrower shall, at the time of making each payment under this Agreement or any Note for account of any Bank, specify to the Administrative Agent (which will so notify such Bank) the Loans or other amounts payable by such Borrower hereunder to which such payment is to be applied (and in the event that such Borrower fails to so specify, or if an Event of Default has occurred and is continuing, such Bank may apply such payment received by it from the Administrative Agent to such amounts then due and owing to such Bank hereunder as such Bank may determine).

          (e) Each payment received by the Administrative Agent under this Agreement or any Note for account of a Bank shall be paid promptly to such Bank, in immediately available funds.

          (f) If the due date of any payment under this Agreement or any Note would otherwise fall on a day which is not a Business Day such date shall be extended to the next succeeding Business Day and interest shall be payable for any principal so extended for the period of such extension.

          4.02 Pro Rata Treatment. Except to the extent otherwise provided herein: (a) each borrowing from the Banks under Section 2.01 hereof shall be made from the Banks, each payment of facility fee under Section 2.05 hereof shall be made for account of the Banks, and each termination or reduction of the amount of the Commitments under Section 2.04 hereof shall be applied to the Commitments of the Banks, pro rata according to the amounts of their respective Commitments; (b) each payment of principal of Syndicated Loans by any Borrower shall be made for account of the Banks pro rata in accordance with the respective unpaid principal amounts of the Syndicated Loans held by the Banks; and (c) each payment of interest on Syndicated Loans by any Borrower shall be made for account of the Banks pro rata in accordance with the amounts of interest on Syndicated Loans due and payable to the respective Banks.

          4.03 Computations. Interest on Money Market Loans, Fixed Rate Loans, Base Rate Loans that bear interest based on the Federal Funds Rate and facility fees shall be computed on the basis of a year of 360 days and actual days elapsed (including the first day but excluding the last day) occurring in the period for which payable and interest on Base Rate Loans that bear interest based on the Prime Rate shall be computed on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed (including the first day but excluding the last day) occurring in the period for which payable.

          4.04 Non-Receipt of Funds by the Administrative Agent. Unless the Administrative Agent shall have been notified by a Bank or any Borrower prior to the date on which such Bank or such Borrower is to make payment to the Administrative Agent of (in the case of a Bank) the proceeds of a Loan to be made by it hereunder or (in the case of a Borrower) a payment to the Administrative Agent for account of one or more of the Banks hereunder (such payment being herein called the "Required Payment"), which notice shall be effective upon receipt, that such Bank or such Borrower does not intend to make the Required Payment to the Administrative Agent, the Administrative Agent may assume that the Required Payment has been made and may, in reliance upon such assumption (but shall not be required to), make the amount thereof available to the intended recipient(s) on such date and, if such Bank or such Borrower, as the case may be, has not in fact made the Required Payment to the Administrative Agent, the recipient(s) of such payment shall, on demand, repay to the Administrative Agent the amount so made available together with interest thereon in respect of each day during the period commencing on the date such amount was so made available by the Administrative Agent until the date the Administrative Agent recovers such amount at a rate per annum equal to the Federal Funds Rate for such day and, if such recipient(s) shall fail promptly to make such payment, the Administrative Agent shall be entitled to recover such amount, on demand, from such Bank or such Borrower, as the case may be, together with interest as aforesaid.

          4.05  Sharing of Payments, Etc.

          (a) Each Obligor agrees that, in addition to (and without limitation of) any right of set-off, bankers' lien or counterclaim a Bank may otherwise have, each Bank shall be entitled, at its option, to offset balances held by it for account of such Obligor at any of its offices, in Dollars or in any other currency, against any principal of or interest on any of such Bank's Loans to such Obligor or any other amount payable by such Obligor to such Bank hereunder, which is not paid when due (regardless of whether such balances are then due to such Obligor), in which case it shall promptly notify such Obligor (through notification to the Company) and the Administrative Agent thereof, provided that such Bank's failure to give such notice shall not affect the validity thereof.

          (b) If any Bank shall obtain payment of any principal of or interest on any Loan made by it from any Obligor under this Agreement through the exercise of any right of set-off, banker's lien or counterclaim or similar right or otherwise, and, as a result of such payment, such Bank shall have received a greater percentage of the principal or interest then due hereunder by such Obligor to such Bank than the percentage received by any of the other Banks, it shall promptly purchase from such other Banks participations in (or, if and to the extent specified by such Bank, direct interests in) the Loans made by such other Banks (or in interest due thereon, as the case may be) in such amounts, and make such other adjustments from time to time as shall be equitable, to the end that all the Banks shall share the benefit of such excess payment (net of any expenses which may be incurred by such Bank in obtaining or preserving such excess payment) pro rata in accordance with the unpaid principal and/or interest on the Loans held by each of the Banks. To such end all the Banks shall make appropriate adjustments among themselves (by the resale of participations sold or otherwise) if such payment is rescinded or must otherwise be restored.

          (c) Each Obligor agrees that any Bank so purchasing a participation (or direct interest) in the Loans (or in interest due thereon, as the case may be) made by other Banks may exercise all rights of set-off, bankers' lien, counterclaim or similar rights with respect to such participation as fully as if such Bank were a direct holder of Loans in the amount of such participation.

          (d) Nothing contained herein shall require any Bank to exercise any such right or shall affect the right of any Bank to exercise, and retain the benefits of exercising, any such right with respect to any other indebtedness or obligation of any Obligor.

          (e) If, under any applicable bankruptcy, insolvency or other similar law, any Bank receives a secured claim in lieu of a set-off to which this
Section 4.05 applies, such Bank shall, to the extent practicable, exercise its rights in respect of such secured claim in a manner consistent with the rights of the Banks entitled under this Section 4.05 to share in the benefits of any recovery on such secured claim.


          Section 5.  Yield Protection and Illegality.


          5.01  Additional Costs.

          (a) Each Borrower shall pay directly to each Bank from time to time such amounts as such Bank may determine to be necessary to compensate it for any costs which such Bank determines are attributable to its making or maintaining of any Fixed Rate Loans to such Borrower or its obligation to make any Fixed Rate Loans hereunder, or any reduction in any amount receivable by such Bank hereunder in respect of any of such Loans or such obligation (such increases in costs and reductions in amounts receivable being herein called "Additional Costs"), resulting from any Regulatory Change which:

               (i) changes the basis of taxation of any amounts payable to such Bank by such Borrower under this Agreement or its Note(s) in respect of any of such Loans (other than taxes imposed on or measured by the overall net income of such Bank or of its Applicable Lending Office for any of such Loans by the jurisdiction in which such Bank has its principal office or such Applicable Lending Office); or

              (ii) imposes or modifies any reserve, special deposit or similar requirements (other than the Reserve Requirement utilized in the determination of the Fixed Rate for CD Loans or, in the case of any Bank for any period as to which such Borrower is required to pay any amount under paragraph (e) below, the reserves against "Eurocurrency liabilities" under Regulation D therein referred
to) relating to any extensions of credit or other assets of, or any deposits with or other liabilities of, such Bank (including any of such Loans or any
deposits referred to in the    definition of "Fixed Base Rate" in Section 1.01
hereof), or any commitment of such Bank (including the Commitment of such Bank hereunder); or

             (iii) imposes any other condition affecting this Agreement or its Note(s) (or any of such extensions of credit or liabilities) or its Commitment.

If any Bank requests compensation from any Borrower under this Section 5.01(a), the Company may, by notice to such Bank (with a copy to the Administrative Agent), suspend the obligation of such Bank to make additional Loans to such Borrower of the type with respect to which such compensation is requested (in which case the provisions of Section 5.04 hereof shall be applicable) until the Regulatory Change giving rise to such request ceases to be in effect.

          (b) Without limiting the effect of the provisions of paragraph (a) of this Section 5.01, in the event that, by reason of any Regulatory Change, any Bank either (i) incurs Additional Costs based on or measured by the excess above a specified level of the amount of a category of deposits or other liabilities of such Bank which includes deposits by reference to which the interest rate on Eurodollar Loans or CD Loans is determined as provided in this Agreement or a category of extensions of credit or other assets of such Bank which includes Eurodollar Loans or CD Loans or (ii) becomes subject to restrictions on the amount of such a category of liabilities or assets which it may hold, then, if such Bank so elects by notice to the Borrowers (through the Company with a copy to the Administrative Agent), the obligation of such Bank to make additional Loans of such type hereunder shall be suspended (in which case the provisions of Section 5.04 hereof shall be applicable) until such Regulatory Change ceases to be in effect.


          (c)  Without limiting the effect of the foregoing provisions of this
Section 5.01 (but without duplication), the Company shall pay directly to each Bank from time to time on request such amounts as such Bank may determine to be necessary to compensate such Bank (or, without duplication, the bank holding company of which such Bank is a subsidiary) for any costs which it determines are attributable to the maintenance by such Bank (or any Applicable Lending Office or such bank holding company), pursuant to any Regulatory Change (including, without limitation, the coming into effect after the date hereof of any risk-based capital guideline or requirement (whether or not having the force of law and whether or not the failure to comply therewith would be unlawful) issued by any government or governmental or supervisory authority implementing at the national level the Basle Accord), of capital in respect of its Commitment or Loans (such compensation to include, without limitation, an amount equal to any reduction of the rate of return on assets or equity of such Bank (or any Applicable Lending Office or such bank holding company) to a level below that which such Bank (or any Applicable Lending Office or such bank holding company) could have achieved but for such law, regulation, interpretation, directive or request); provided that the Company shall not be required to compensate any Bank (or any bank holding company of which such Bank is a Subsidiary) for any costs attributable to the maintenance of capital pursuant to any risk-based capital guideline or other requirement (i) heretofore issued by any bank supervisory authority (even if compliance is not required until some future date) or (ii) hereafter issued by any bank supervisory authority to the extent that such guideline or other requirement does not establish requirements that are materially higher than those established by the Basle Accord as in effect on the date hereof. For purposes of this Section 5.01(c), "Basle Accord" shall mean the proposals for risk-based capital framework described by the Basle Committee on Banking Regulations and Supervisory Practices in its paper entitled "International Convergence of Capital Measurement and Capital Standards" dated July 1988, as amended, modified and supplemented and in effect from time to time or any replacement thereof.

          (d) Each Bank will notify the Company of any event occurring after the date of this Agreement that will entitle such Bank to compensation under paragraph (a) or (c) of this Section 5.01 as promptly as practicable, but in any event within 45 days, after such Bank obtains actual knowledge thereof; provided, however, that if any Bank fails to give such notice within 45 days after it obtains actual knowledge of such an event, such Bank shall, with respect to compensation payable pursuant to this Section 5.01 in respect of any costs resulting from such event, only be entitled to payment under this Section
5.01 for costs incurred from and after the date that such Bank does give such notice; and provided, further, that each Bank will designate a different Applicable Lending Office for the Loans of such Bank affected by such event if such designation will avoid the need for, or reduce the amount of, such compensation and will not, in the sole opinion of such Bank, be disadvantageous to such Bank, except that such Bank shall have no obligation to designate an Applicable Lending Office located in the United States of America. Each Bank will furnish to the Company a certificate setting forth the basis and amount of each request by such Bank for compensation under paragraph (a) or (c) of this
Section 5.01.  Determinations and allocations by any Bank for purposes of this
Section 5.01 of the effect of any Regulatory Change pursuant to paragraph (a) or
(b) of this Section 5.01, or of the effect of capital maintained pursuant to paragraph (c) of this Section 5.01, on its costs or rate of return of maintaining Loans or its obligation to make Loans, or on amounts receivable by it in respect of Loans, and of the amounts required to compensate such Bank under this Section 5.01, shall be conclusive, provided that such determinations and allocations are made on a reasonable basis and in good faith.

          (e) Without limiting the effect of the foregoing, each Borrower shall pay to each Bank on the last day of each Interest Period for each Eurodollar Loan made by such Bank to such Borrower so long as such Bank is maintaining reserves against "Eurocurrency liabilities" under Regulation D (or, unless the provisions of paragraph (b) above are applicable, so long as such Bank is, by reason of any Regulatory Change, maintaining reserves against any other category of liabilities which includes deposits by reference to which the interest rate on Eurodollar Loans is determined as provided in this Agreement or against any category of extensions of credit or other assets of such Bank which includes any Eurodollar Loans) an additional amount (determined by such Bank and notified to the Company through such Bank with a copy to the Administrative Agent) equal to the product of the following for each Eurodollar Loan for each day during such Interest Period:

               (i) the principal amount of such Eurodollar Loan outstanding on such day; and

              (ii) the remainder of (x) a fraction the numerator of which is the rate (expressed as a decimal) at which interest accrues on such Eurodollar Loan for such Interest Period as provided in this Agreement (less the Applicable Margin) and the denominator of which is one minus the effective rate (expressed as a decimal) at which such reserve requirements are imposed on such Bank on such day minus (y) such numerator; and

             (iii)  1/360.

          5.02 Limitation on Types of Loans. Anything herein to the contrary notwithstanding, if, on or prior to the determination of any Fixed Base Rate for any Interest Period:

          (a) the Administrative Agent determines, which determination shall be conclusive, that quotations of interest rates for the relevant deposits referred to in the definition of "Fixed Base Rate" in Section 1.01 hereof are not being provided in the relevant amounts or for the relevant maturities for purposes of determining rates of interest for any type of Fixed Rate Loans as provided herein; or

          (b) the Majority Banks determine (or any Bank that has outstanding a Money Market Quote with respect to a LIBOR Market Loan determines), which determination shall be conclusive, and notify (or notifies, as the case may be) the Administrative Agent that the relevant rates of interest referred to in the definition of "Fixed Base Rate" in Section 1.01 hereof upon the basis of which the rate of interest for Eurodollar Loans or CD Loans (or LIBOR Market Loans, as the case may be) for such Interest Period is to be determined are not likely to cover adequately the cost to such Banks (or to such quoting Bank) of making or maintaining such type of Loans;

then the Administrative Agent shall give prompt notice thereof to the Company and each Bank, and so long as such condition remains in effect, the Banks (or such quoting Bank) shall be under no obligation to make additional Loans of such type.

          5.03 Illegality. Notwithstanding any other provision of this Agreement, in the event that it becomes unlawful for any Bank or its Applicable Lending Office to honor its obligation to make or maintain Eurodollar Loans or LIBOR Market Loans hereunder, then such Bank shall promptly notify the Company thereof (with a copy to the Administrative Agent) and such Bank's obligation to make Eurodollar Loans shall be suspended until such time as such Bank may again make and maintain Eurodollar Loans (in which case the provisions of Section 5.04 hereof shall be applicable), and such Bank shall no longer be obligated to make any LIBOR Market Loan that it has offered to make.

          5.04 Treatment of Affected Loans. If the obligation of any Bank to make a particular type of Fixed Rate Loans shall be suspended pursuant to
Section 5.01 or 5.03 hereof (Loans of such type being herein called "Affected Loans" and such type being herein called the "Affected Type"), all Loans (other than Money Market Loans) which would otherwise be made by such Bank as Loans of the Affected Type shall be made instead as Base Rate Loans and, if an event referred to in Section 5.01(b) or 5.03 hereof has occurred and such Bank so requests by notice to the Company with a copy to the Administrative Agent, all Affected Loans of such Bank then outstanding shall be automatically converted into Base Rate Loans on the date specified by such Bank in such notice and, to the extent that Affected Loans are so made (or converted), all payments of principal which would otherwise be applied to such Bank's Affected Loans shall be applied instead to such Base Rate Loans.

          5.05 Compensation. Each Borrower shall pay to the Administrative Agent for account of each Bank, upon the request of such Bank through the Administrative Agent, such amount or amounts as shall be sufficient (in the reasonable opinion of such Bank) to compensate it for any loss, cost or expense which such Bank determines is attributable to:

          (a) any payment or conversion of a Fixed Rate Loan or a Set Rate Loan made by such Bank to such Borrower for any reason (including, without limitation, the acceleration of the Loans pursuant to Section 10 hereof) on a date other than the last day of the Interest Period for such Loan; or

          (b) any failure by such Borrower for any reason (including, without limitation, the failure of any of the conditions precedent specified in Section 7 hereof to be satisfied) to borrow a Fixed Rate Loan or a Set Rate Loan (with respect to which, in the case of a Money Market Loan, such Borrower has accepted a Money Market Quote) from such Bank on the date for such borrowing specified in the relevant notice of borrowing given by the Company pursuant to Section 2.02 or 2.03(b) hereof.

Without limiting the effect of the preceding sentence, such compensation shall include an amount equal to the excess, if any, of (i) the amount of interest which otherwise would have accrued on the principal amount so paid or converted or not borrowed for the period from the date of such payment, conversion or failure to borrow to the last day of the Interest Period for such Loan (or, in the case of a failure to borrow, the Interest Period for such Loan which would have commenced on the date specified for such borrowing) at the applicable rate of interest for such Loan provided for herein over (ii) the interest component of the amount such Bank would have bid in the London interbank market (if such Loan is a Eurodollar Loan or a LIBOR Market Loan) or the United States secondary certificate of deposit market (if such Loan is a CD Loan or a Set Rate Loan) for Dollar deposits of leading banks in amounts comparable to such principal amount and with maturities comparable to such period (as reasonably determined by such Bank).

          5.06 Foreign Taxes. Each Approved Borrower that is not a U.S. Person agrees to pay to each Bank such additional amounts as are necessary in order that the net payment of any amount payable by such Approved Borrower to such Bank hereunder and under its Note, after deduction for or withholding in respect of any present or future tax, assessment or other charge or levy imposed by or on behalf of the government of the country in which such Approved Borrower is organized, domiciled or resident (or any taxing authority thereof or therein) ("Foreign Taxes") on or with respect to such payment, will not be less than the amount stated herein and in such Note to be payable. Without in any way affecting any Approved Borrower's obligations under this Section 5.06, if any such Approved Borrower is required by applicable law or regulation to make any deduction or withholding of any Foreign Taxes in respect of any payment hereunder to any Bank, such Approved Borrower agrees to furnish to such Bank (i) within 45 days of such payment, the originals or certified copies of all governmental tax receipts in respect of such Foreign Taxes and (ii) promptly at the request of such Bank, any other information, documents and receipts that such Bank may reasonably require (and that such Approved Borrower can obtain with reasonable efforts) to establish to its satisfaction the full and timely payment of such Foreign Taxes and to permit such Bank to claim such Foreign Taxes as a credit or a deduction in the computation of the income taxes imposed on such Bank by or on behalf of the government of the country in which such Bank is organized, domiciled or resident.

          5.07  U.S. Taxes.

          (a) The Company and each other Borrower that is a U.S. Person agrees to pay to the Administrative Agent and each Bank that is not a U.S. Person such additional amounts as are necessary in order that the net payment of any amount due to such non-U.S. Person hereunder after deduction for or withholding in respect of any U.S. Tax imposed with respect to such payment (or in lieu thereof, payment of such U.S. Tax by such non-U.S. Person), will not be less than the amount stated herein to be then due and payable, provided that the foregoing obligation to pay such additional amounts shall not apply:

          (i) to any payment to a Bank hereunder if such Bank is not, on the date hereof (or on the date it becomes a Bank as provided in Section 12.06(b) hereof) and on the date of any change in the Applicable Lending Office of such Bank, either entitled to submit a Form 1001 (relating to such Bank and entitling it to a complete exemption from withholding on all interest to be received by it hereunder in respect of the Loans) or Form 4224 (relating to all interest to be received by such Bank hereunder in respect of the Loans), or

         (ii) to any U.S. Tax that would not have been imposed but for the failure by such non-U.S. Person to comply with applicable certification, information, documentation or other reporting requirements concerning the nationality, residence, identity or connections with the United States of America of such non-U.S. Person if such compliance is required by statute or regulation of the United States of America as a precondition to relief or exemption from such U.S. Tax.

For the purposes of this Section 5.07(a), (w) "Form 1001" shall mean Form 1001 (Ownership, Exemption, or Reduced Rate Certificate) of the Department of the Treasury of the United States of America, (x) "Form 4224" shall mean Form 4224 (Exemption from Withholding of Tax on Income Effectively Connected with the Conduct of a Trade or Business in the United States) of the Department of the Treasury of the United States of America (or in relation to either such Form such successor and related forms as may from time to time be adopted by the relevant taxing authorities of the United States of America to document a claim to which such Form relates) and (y) "U.S. Taxes" shall mean any present or future tax, assessment or other charge or levy imposed by or on behalf of the United States of America or any taxing authority thereof or therein.

          (b) Within 30 days after paying any amount to the Administrative Agent or any Bank from which it is required by law to make any deduction or withholding, and within 30 days after it is required by law to remit such deduction or withholding to any relevant taxing or other authority, the Company (on its own behalf and on behalf of the other Borrowers that are U.S. Persons) shall deliver to the Administrative Agent for delivery to such non-U.S. Person evidence satisfactory to such Person of such deduction, withholding or payment (as the case may be).


          Section 6.  Guarantee.

          6.01 Guarantee. The Guarantor hereby guarantees to each Bank and Agent and their respective successors and assigns the prompt payment in full when due (whether at stated maturity, by acceleration or otherwise) of the principal of and interest on the Loans made by the Banks to, and the Note held by each Bank of, any Approved Borrower and all other amounts from time to time owing to the Banks or the Administrative Agent by any Approved Borrower under this Agreement pursuant to its Designation Letter and under the Notes, in each case strictly in accordance with the terms thereof (such obligations being herein collectively called the "Guaranteed Obligations"). The Guarantor hereby further agrees that if any Approved Borrower shall fail to pay in full when due (whether at stated maturity, by acceleration or otherwise) any of the Guaranteed Obligations, the Guarantor will promptly pay the same, without any demand or notice whatsoever, and that in the case of any extension of time of payment or renewal of any of the Guaranteed Obligations, the same will be promptly paid in full when due (whether at extended maturity, by acceleration or otherwise) in accordance with the terms of such extension or renewal.

          6.02 Obligations Unconditional. The obligations of the Guarantor under Section 6.01 hereof are absolute and unconditional irrespective of the value, genuineness, validity, regularity, legality or enforceability of the obligations of any Approved Borrower under this Agreement, the Notes or any other agreement or instrument referred to herein or therein (including, without limitation, any Designation Letter), or any substitution, release or exchange of any other guarantee of or security for any of the Guaranteed Obligations, and, to the fullest extent permitted by applicable law, irrespective of any other circumstance whatsoever which might otherwise constitute a legal or equitable discharge or defense of a surety or guarantor (including any immunity, sovereign or otherwise, to which any Approved Borrower may be entitled), it being the intent of this Section 6.02 that the obligations of the Guarantor hereunder shall be absolute and unconditional under any and all circumstances. Without limiting the generality of the foregoing, it is agreed that the occurrence of any one or more of the following shall not affect the liability of the Guarantor hereunder:

          (i) at any time or from time to time, without notice to the Guarantor, the time for any performance of or compliance with any of the Guaranteed Obligations shall be extended, or such performance or compliance shall be waived;

         (ii) any of the acts mentioned in any of the provisions of this Agreement or the Notes or any other agreement or instrument referred to herein or therein shall be done or omitted; or

        (iii) the maturity of any of the Guaranteed Obligations shall be accelerated, or any of the Guaranteed Obligations shall be modified, supplemented or amended in any respect, or any right under this Agreement or the Notes or any other agreement or instrument referred to herein or therein shall be waived or any other guarantee of any of the Guaranteed Obligations or any security therefor shall be released or exchanged in whole or in part or otherwise dealt with.

The Guarantor hereby expressly waives diligence, presentment, demand of payment, protest and all notices whatsoever, and any requirement that any Agent or Bank exhaust any right, power or remedy or proceed against any Approved Borrower under this Agreement or the Notes or any other agreement or instrument referred to herein or therein, or against any other Person under any other guarantee of, or security for, any of the Guaranteed Obligations.

          6.03  Reinstatement.  The obligations of the Guarantor under this
Section 6 shall be automatically reinstated if and to the extent that for any reason any payment by or on behalf of any Approved Borrower in respect of the Guaranteed Obligations is rescinded or must be otherwise restored by any holder of any of the Guaranteed Obligations, whether as a result of any proceedings in bankruptcy or reorganization or otherwise and the Guarantor agrees that it will indemnify the Administrative Agent and each Bank on demand for all reasonable costs and expenses (including, without limitation, fees of counsel) incurred by the Administrative Agent or such Bank in connection with such rescission or restoration.

          6.04 Subrogation. The Guarantor hereby waives all rights of subrogation or contribution, whether arising by operation of law (including, without limitation, any such right arising under the Federal Bankruptcy Code) or otherwise, by reason of any payment by it pursuant to the provisions of this
Section 6 and further agrees that for the benefit of each of its creditors (including, without limitation, each Bank and the Administrative Agent) that any such payment by it of the Guaranteed Obligations of any Approved Borrower shall constitute a contribution of capital by the Guarantor to such Approved Borrower or, if evidenced by an instrument in form and substance (and containing terms of subordination) satisfactory to the Majority Banks, indebtedness subordinated in right of payment to the principal of and interest (including post-petition interest) on the Loans owing by such Approved Borrower.


          6.05 Remedies. The Guarantor agrees that, as between the Guarantor and the Banks, the obligations of any Approved Borrower under this Agreement and the Notes may be declared to be forthwith due and payable as provided in Section 10 hereof (and shall be deemed to have become automatically due and payable in the circumstances provided in said Section 10) for purposes of Section 6.01 hereof notwithstanding any stay, injunction or other prohibition preventing such declaration (or such obligations from becoming automatically due and payable) as against any Approved Borrower and that, in the event of such declaration (or such obligations being deemed to have become automatically due and payable), such obligations (whether or not due and payable by such Approved Borrower) shall forthwith become due and payable by the Guarantor for purposes of said
Section 6.01.

          6.06 Continuing Guarantee. The guarantee in this Section 6 is a continuing guarantee, and shall apply to all Guaranteed Obligations whenever arising.

          Section 7.  Conditions Precedent.

          7.01 Effectiveness. This Agreement shall become effective on the date that each of the following conditions shall have been satisfied (or waived in accordance with Section 12.01):

          (a) Corporate Action. The Documentation Agent shall have received (with sufficient copies for each Bank) certified copies of the charter and by-laws of the Company and all corporate action taken by the Company approving this Agreement and the Notes and approving borrowings and the guarantee of the Company hereunder (including, without limitation, a certificate setting forth the resolutions of the Board of Directors of the Company adopted in respect of the transactions contemplated hereby).

          (b) Incumbency. The Documentation Agent shall have received (with sufficient copies for each Bank) a certificate of the Company identifying each of its officers (i) who is authorized to sign on its behalf this Agreement or the Notes and (ii) who will, until replaced by another officer or officers duly authorized for that purpose, act as its representative for the purposes of signing documents and giving notices and other communications in connection with this Agreement and the transactions contemplated hereby (and each Agent and Bank may conclusively rely on such certificate until it receives notice in writing from the Company to the contrary).

          (c) Opinion of Counsel to the Company. The Documentation Agent shall have received (with sufficient copies for each Bank) an opinion of James Guedry, Esq., Associate General Counsel of the Company, substantially in the form of Exhibit C-1 hereto.

          (d) Opinion of Counsel for the Agents. The Documentation Agent shall have received (with sufficient copies for each Bank) an opinion of Davis Polk & Wardwell, special counsel for the Agents, substantially in the form of Exhibit D hereto.

          (e) Notes. The Documentation Agent shall have received for each Bank its Note duly completed and executed by the Company.


          (f) Existing Credit Agreements. The Documentation Agent shall have received evidence satisfactory to it of the payment of all principal of and interest on any loans outstanding under, and of all other amounts payable under, the Existing Credit Agreements.

          (g) Other Documents. The Documentation Agent shall have received such other documents as the Agents or special counsel for the Agents may reasonably request.

The Company and the Banks that are parties to the Existing Credit Agreements agree that the commitments under such agreements shall terminate in their entirety simultaneously with and subject to the effectiveness of this Agreement and that the Company shall be obligated to pay on the Effective Date accrued fees under the Existing Credit Agreements to but excluding the Effective Date.

          7.02 Initial Loan to any Approved Borrower. The obligation of any Bank to make its initial Loan hereunder to any Approved Borrower is subject to the following additional conditions precedent, each of which shall have been fulfilled to the satisfaction of such Bank:

          (a) Corporate Action. The Documentation Agent shall have received (with sufficient copies for each Bank) certified copies of the charter and by-laws of such Approved Borrower and all corporate action taken by such Approved Borrower approving this Agreement and the Notes and approving borrowings of such Approved Borrower hereunder (including, without limitation, a certificate setting forth the resolutions of the Board of Directors of such Borrower adopted in respect of the transactions contemplated hereby).

          (b) Incumbency. The Documentation Agent shall have received (with sufficient copies for each Bank) a certificate of such Approved Borrower in respect of each of its officers (i) who is authorized to sign on its behalf its Designation Letter or the Notes and (ii) who will, until replaced by another officer or officers duly authorized for that purpose, act as its representative for the purposes of signing documents and giving notices and other communications in connection with this Agreement and the transactions contemplated hereby (and each Agent and Bank may conclusively rely on such certificate until it receives notice in writing from the Company (on behalf of such Borrower) to the contrary).

          (c) Opinion of Counsel to such Approved Borrower. The Documentation Agent shall have received (with sufficient copies for each Bank) an opinion of counsel (satisfactory to the Documentation Agent) to such Approved Borrower, substantially in the form of Exhibit C-2 hereto, with such changes therein as the Documentation Agent may request to address matters of foreign law.

          (d) Notes. The Documentation Agent shall have received for each Bank its Note duly completed and executed by such Approved Borrower.

          (e) Designation Letter. The Documentation Agent shall have received a Designation Letter, duly executed by such Approved Borrower and the Company and acknowledged by the Documentation Agent.

          (f)  Financial Statements.  The Documentation Agent shall have received (with sufficient copies for each Bank) the financial statements of such Approved Borrower required pursuant to the fourth paragraph of such Approved Borrower's Designation Letter.

          (g) Other Documents. The Documentation Agent shall have received such other documents as the Agents or special counsel for the Agents may reasonably request.

          7.03 Initial and Subsequent Loans. The obligation of any Bank to make any Loan (including any Money Market Loan and such Bank's initial Syndicated Loan) to any Borrower upon the occasion of each borrowing hereunder is subject to the further conditions precedent that, both immediately prior to such Loan and also after giving effect thereto: (a) no Event of Default shall have occurred and be continuing; (b) no Default shall have occurred and be continuing if such borrowing is a Money Market Loan or will increase the aggregate outstanding principal amount of the Syndicated Loans; (c) the representations and warranties made by the Company in Part A of Section 8 hereof (other than the last sentence of Section 8.02 hereof and Section 8.03 hereof) shall each be true and complete on and as of the date of the making of such Loan with the same force and effect as if made on and as of such date; (d) the representation and warranty contained in Section 8.03 shall be true and complete on and as of the date of the making of such Loan with the same force and effect as if made on and as of such date, if such borrowing is a Money Market Loan or will increase the aggregate outstanding principal amount of the Syndicated Loans; (e) in the case of any borrowing by an Approved Borrower, the representations and warranties made by such Approved Borrower in Part B of
Section 8, shall each be true and complete on and as of the date of the making of such Loan with the same force and effect as if made on and as of such date; and (f) the Standard & Poor's Rating shall be at or above BBB- (or any successor rating) and the Moody's Rating shall be at or above Baa3 (or any successor rating). Each notice of borrowing hereunder shall constitute a certification by the Company and, if applicable, such Approved Borrower to the effect set forth in the preceding sentence (both as of the date of such notice and, unless the Company otherwise notifies the Administrative Agent prior to the date of such borrowing, as of the date of such borrowing).

          Section 8. Representations and Warranties. The Company represents and warrants to the Banks that:

          Part A.  Representations and Warranties of the Company.

          8.01  Corporate Existence.  Each of the Company and its Material
Subsidiaries: (a) is a corporation duly organized and validly existing under the laws of the jurisdiction of its incorporation (or, in the case of a Subsidiary that is not a corporation, is a partnership or other entity duly organized and validly existing under the laws of its jurisdiction of organization); (b) has all requisite legal power, and has all material governmental licenses, authorizations, consents and approvals, necessary to own its assets and carry on its business as now being or as proposed to be conducted; and (c) is qualified to do business in all jurisdictions in which the nature of the business conducted by it makes such qualification necessary and where failure so to qualify would have a material adverse effect on the consolidated financial condition, operations, business or prospects taken as a whole of the Company and its Consolidated Subsidiaries.


          8.02 Financial Condition. The consolidated balance sheet of the Company and its Consolidated Subsidiaries as at December 31, 1993 and the related consolidated statements of earnings, cash flow and common shareholders' equity of the Company and its Consolidated Subsidiaries for the fiscal year ended on said date, with the opinion thereon of Arthur Andersen & Co., and the unaudited consolidated balance sheet of the Company and its Consolidated Subsidiaries as at September 30, 1994 and the related consolidated statements of earnings and cash flow of the Company and its Consolidated Subsidiaries for the nine-month period ended on such date, heretofore furnished to each of the Banks, are complete and correct and fairly present the consolidated financial condition of the Company and its Consolidated Subsidiaries as at said dates and the consolidated results of their operations for the fiscal year and nine-month period ended on said dates (subject, in the case of such financial statements as at September 30, 1994, to normal year-end audit adjustments), all in accordance with generally accepted accounting principles and practices applied on a consistent basis. Neither the Company nor any of its Subsidiaries had on said dates any material contingent liabilities, liabilities for taxes, unusual forward or long-term commitments or unrealized or anticipated losses from any unfavorable commitments, except as referred to or reflected or provided for in said balance sheets as at said dates. Since September 30, 1994, there has been no material adverse change in the consolidated financial condition, operations, business or prospects taken as a whole of the Company and its Consolidated Subsidiaries from that set forth in said financial statements as at said date.

          8.03 Litigation. Except as disclosed to the Banks in writing prior to the date of this Agreement, the legal or arbitral proceedings, and proceedings by or before any governmental or regulatory authority or agency, now pending or (to the knowledge of the Company) threatened against the Company and/or any of its Subsidiaries will not, in the opinion of the General Counsel of the Company, result in imposition of liability or assessment against (including seizure of) property in an aggregate amount as to all such proceedings exceeding 10% of Tangible Net Worth.

          8.04 No Breach. None of the execution and delivery of this Agreement and the Notes, the consummation of the transactions herein contemplated and compliance with the terms and provisions hereof will conflict with or result in a breach of, or require any consent under, the charter or by-laws of the Company, or any applicable law or regulation, or any order, writ, injunction or decree of any court or governmental authority or agency, or any agreement or instrument to which the Company or any of its Subsidiaries is a party or by which any of them is bound or to which any of them is subject, or constitute a default under any such agreement or instrument.

          8.05 Corporate Action of the Company. The Company has all necessary corporate power and authority to execute, deliver and perform its obligations under this Agreement and the Notes; the execution, delivery and performance by the Company of this Agreement and the Notes have been duly authorized by all necessary corporate action on its part; and this Agreement has been duly and validly executed and delivered by the Company and constitutes, and each of the Notes of the Company when executed and delivered for value by the Company, will constitute, the legal, valid and binding obligation of the Company, enforceable in accordance with its terms.


          8.06 Approvals. No authorizations, approvals or consents of, and no filings or registrations with, any governmental or regulatory authority or agency are necessary for the execution, delivery or performance by the Company of this Agreement or its Notes or for the validity or enforceability thereof.

          8.07 Use of Loans. Neither the Company nor any of its Subsidiaries is engaged principally, or as one of its important activities, in the business of extending credit for the purpose, whether immediate, incidental or ultimate, of buying or carrying Margin Stock and no part of the proceeds of any Loan hereunder will be used to buy or carry, or to extend credit to others to buy or carry, any Margin Stock.

          8.08 ERISA. The Company and the ERISA Affiliates have fulfilled their respective obligations under the minimum funding standards of ERISA and the Code with respect to each Plan and are in compliance in all material respects with the presently applicable provisions of ERISA and the Code, and have not incurred any liability to the PBGC or any Plan or Multiemployer Plan (other than to make contributions in the ordinary course of business).

          8.09 Taxes. United States Federal income tax returns of the Company have been examined and closed through the fiscal year of the Company ended December 31, 1971 and for the fiscal years ended December 31, 1980, December 31, 1981, December 31, 1982, December 31, 1983 and December 31, 1984. The Company and its Subsidiaries have filed all United States Federal income tax returns and all other material tax returns which are required to be filed by them and have paid all taxes due pursuant to such returns or pursuant to any assessment received by the Company or any of its Subsidiaries. The charges, accruals and reserves on the books of the Company and its Subsidiaries in respect of taxes and other governmental charges are, in the opinion of the Company, adequate. If the Company is a member of an affiliated group of corporations filing consolidated returns for United States Federal income tax purposes, it is the "common parent" of such group.

          8.10 Investment Company Act. None of the Company or any of the Approved Borrowers is an "investment company", or a company "controlled" by an "investment company", within the meaning of the Investment Company Act of 1940, as amended.

          8.11 Public Utility Holding Company Act. None of the Company or any of the Approved Borrowers is a "holding company", or an "affiliate" of a "holding company" or a "subsidiary company" of a "holding company", within the meaning of the Public Utility Holding Company Act of 1935, as amended.

          8.12 Credit Agreements. Schedule 1 hereto is a complete and correct list, as of the date of this Agreement, of each credit agreement, loan agreement, indenture, purchase agreement, guarantee or other arrangement providing for or otherwise relating to any Indebtedness or any extension of credit (or commitment for any extension of credit) to, or guarantee by, the Company or any of its Subsidiaries the aggregate principal or face amount of which equals or exceeds (or may equal or exceed) $150,000,000 and the aggregate principal or face amount outstanding or which may become outstanding under each such arrangement is correctly described in said Schedule 1.

          8.13  Hazardous Materials and Environmental Matters.  (a)  The Company

and each of its Subsidiaries have obtained all permits, licenses and other authorizations which are required under all Environmental Laws, except to the extent failure to have any such permit, license or authorization could not in the aggregate reduce by more than 25% the annual tonnage capacity of the paper processing operations of the Company and its Consolidated Subsidiaries. The Company and each of its Subsidiaries are in compliance with the terms and conditions of all such permits, licenses and authorizations, and are also in compliance with all other limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules and timetables contained in any applicable Environmental Law or in any regulation, code, plan, order, decree, judgment, injunction, notice or demand letter issued, entered, promulgated or approved thereunder, except to the extent failure to comply could not in the aggregate reduce by more than 25% the annual tonnage capacity of the paper processing operations of the Company and its Consolidated Subsidiaries.

          (b) In the ordinary course of its business, the Company conducts an ongoing review of the effect of Environmental Laws on the business, operations and properties of the Company and its Subsidiaries, in the course of which it identifies and evaluates associated liabilities and costs (including, without limitation, any capital or operating expenditures required for clean-up or closure of properties presently or previously owned, any capital or operating expenditures required to achieve or maintain compliance with environmental protection standards imposed by law or as a condition of any license, permit or contract, any related constraints on operating activities, including any periodic or permanent shutdown of any facility or reduction in the level of or change in the nature of operations conducted thereat, any costs or liabilities in connection with off-site disposal of wastes or hazardous substances, and any actual or potential liabilities to third parties, including employees, and any related costs and expenses). On the basis of this review, the Company has reasonably concluded that such associated liabilities and costs, including the costs of compliance with Environmental Laws, are unlikely to have a material adverse effect on the financial condition, operations, business or prospects, taken as a whole, of the Company.

          8.14 Full Disclosure. The Company has heretofore furnished to each of the Banks a true copy of (i) the Company's annual report to shareholders for 1993 setting forth consolidated audited financial statements for the year ended December 31, 1993 and (ii) the Company's quarterly report on Form 10-Q for the quarter ended September 30, 1994 as filed with the Securities and Exchange Commission. Except as disclosed in writing to the Banks, the annual, quarterly and other periodic reports most recently delivered to the Banks pursuant to this
Section 8.14 or Section 9.01(c) do not contain an untrue statement of a material fact or omit to state a material fact necessary to make the statements therein not misleading.

          Part B. Representations and Warranties of the Approved Borrowers. Each Approved Borrower represents and warrants to the Banks that:

          8.15 Corporate Existence of Approved Borrower. It (a) is a corporation duly organized and validly existing under the laws of the jurisdiction of its incorporation; (b) has all requisite corporate power, and has all material governmental licenses, authorizations, consents and approvals necessary to own its assets and carry on its business as now being or as proposed to be conducted; and (c) is qualified to do business in all jurisdictions in which the nature of the business conducted by it makes such qualification necessary and where failure so to qualify would have a material adverse effect on the consolidated financial condition, operations, business or prospects taken as a whole of the Company and its Consolidated Subsidiaries.

          8.16 No Breach. None of the execution and delivery of its Designation Letter and its Notes, the consummation of the transactions herein contemplated and compliance with the terms and provisions hereof will conflict with or result in a breach of, or require any consent under, the charter or by-laws of such Approved Borrower, or any applicable law or regulation, or any order, writ, injunction or decree of any court or governmental authority or agency, or any agreement or instrument to which such Approved Borrower or any of its Subsidiaries is a party or by which any of them is bound or to which any of them is subject, or constitute a default under any such agreement or instrument.

          8.17 Corporate Action. Such Approved Borrower has all necessary corporate power and authority to execute, deliver and perform its obligations under its Designation Letter and its Notes, to perform its obligations hereunder and thereunder; the execution and delivery by such Approved Borrower of its Designation Letter, its Notes and the performance by such Approved Borrower hereof and thereof have been duly authorized by all necessary corporate action on its part; and each of its Notes when executed and delivered for value and its Designation Letter when executed and delivered by such Approved Borrower, will constitute, the legal, valid and binding obligation of such Approved Borrower, enforceable in accordance with its terms.

          8.18 Approvals. No authorizations, approvals or consents of, and no filings or registrations with, any governmental or regulatory authority or agency are necessary for the execution, delivery or performance by such Approved Borrower of its Designation Letter or its Notes or for the validity or enforceability thereof.

          8.19 Taxes on Payments of Approved Borrowers. Except as disclosed to the Banks in writing prior to the delivery of such Approved Borrower's Designation Letter, there is no income, stamp or other tax of any country, or of any taxing authority thereof or therein, imposed by or in the nature of withholding or otherwise, which is imposed on any payment to be made by such Approved Borrower pursuant hereto or on its Notes, or is imposed on or by virtue of the execution, delivery or enforcement of its Designation Letter or its Notes.

          Section 9. Covenants of the Company. The Company agrees that, so long as any of the Commitments are in effect and until payment in full of all Loans hereunder, all interest thereon and all other amounts payable by any Obligor hereunder:

          9.01  Financial Statements.  The Company shall deliver to each of the
Banks:

          (a) as soon as available and in any event within 90 days after the end of each of the first three quarters of each fiscal year of the Company, consolidated statements of earnings and cash flow of the Company and its Consolidated Subsidiaries for such period and for the period from the beginning of the respective fiscal year to the end of such period, and the related consolidated balance sheet as at the end of such period, setting forth in each case in comparative form the corresponding consolidated figures for the corresponding period in the preceding fiscal year, accompanied by a certificate of a senior financial officer of the Company, which certificate shall state that said financial statements fairly present the consolidated financial condition and results of operations, as the case may be, of the Company and its Consolidated Subsidiaries in accordance with generally accepted accounting principles, consistently applied, as at the end of, and for, such period (subject to normal year-end audit adjustments);

          (b) as soon as available and in any event within 120 days after the end of each fiscal year of the Company, consolidated statements of earnings, cash flow and common shareholders' equity of the Company and its Consolidated Subsidiaries for such year and the related consolidated balance sheet as at the end of such year, setting forth in each case in comparative form the corresponding consolidated figures for the preceding fiscal year, and accompanied by an unqualified opinion thereon of Arthur Andersen & Co. or any other independent certified public accountants of recognized national standing,
which opinion shall state that said      consolidated financial statements
fairly present the consolidated financial condition and results of operations of the Company and its Consolidated Subsidiaries as at the end of, and for, such fiscal year, and a certificate of such accountants stating that, in making the examination necessary for their opinion, they obtained no knowledge, except as specifically stated, of any Default;

          (c) promptly upon their becoming available, copies of all registration statements and regular periodic reports (other than registration statements filed on Form S-8 and pricing supplements), if any, which the Company shall have filed with the Securities and Exchange Commission (or any governmental agency substituted therefor) or any national securities exchange;

          (d) promptly upon the mailing thereof to the shareholders of the Company generally, copies of all financial statements, reports and proxy statements so mailed;

          (e) as soon as possible, and in any event within ten days after the Company knows or has reason to know that any of the events or conditions specified below with respect to any Plan or Multiemployer Plan have occurred or exist, a statement signed by a senior financial officer of the Company setting forth details respecting such event or condition and the action, if any, which the Company or its ERISA Affiliate proposes to take with respect thereto (and a copy of any report or notice required to be filed with or given to PBGC by the Company or an ERISA Affiliate with respect to such event or condition):

               (i)  any reportable event, as defined in subsections (b)(1), (2),
(5) and (6), and subsection (c)(2) of Section 4043 of ERISA and the regulations issued thereunder, with respect to a Plan;

              (ii) the filing under Section 4041(c) of ERISA of a notice of intent to terminate any Plan under a distress termination or the distress termination of any Plan;

              (iii) the institution by PBGC of proceedings under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer,

any Plan, or the receipt by the Company or any ERISA Affiliate of a notice from a Multiemployer Plan that such action has been taken by PBGC with respect to such Multiemployer Plan;

              (iv) the receipt by the Company or any ERISA Affiliate of notice from a Multiemployer Plan that the Company or such ERISA Affiliate has incurred withdrawal liability under Section 4201 of ERISA in excess of $150,000,000 or that such Multiemployer Plan is in reorganization or insolvency pursuant to
Section 4241 or 4245 of ERISA or that it intends to terminate or has terminated under Section 4041A of ERISA whereby a deficiency or additional assessment is levied or threatened to be levied against the Company; and

               (v) the institution of a proceeding by a fiduciary of any Multiemployer Plan against the Company or any ERISA Affiliate to enforce Section 515 of ERISA, which proceeding is not dismissed within 30 days;

          (f) promptly after the Company knows or has reason to know that any Default has occurred, a notice of such Default describing the same in reasonable detail and, together with such notice or as soon thereafter as possible, a description of the action that the Company has taken and proposes to take with respect thereto;

          (g) as soon as available and in any event within 120 days after the end of each fiscal year of each Approved Borrower, statements of earnings, cash flow and common shareholders' equity (if any) of such Approved Borrower for such year and the related balance sheet as at the end of such year, setting forth in each case in comparative form the corresponding figures for the preceding fiscal year, accompanied by a certificate of a senior financial officer of the Company, which certificate shall state that said financial statements fairly present the financial condition and results of operations of such Approved Borrower in accordance with generally accepted accounting principles, consistently applied, as at the end of, and for, such fiscal year; and

          (h) from time to time such other information regarding the business, affairs or financial condition of the Company or any of its Subsidiaries (including, without limitation, any Plan or Multiemployer Plan and any reports or other information required to be filed under ERISA) as any Bank or Agent may reasonably request.

The Company will furnish to each Bank, at the time it furnishes each set of financial statements pursuant to paragraph (a) or (b) above, a certificate of a senior financial officer of the Company (i) to the effect that no Default has occurred and is continuing (or, if any Default has occurred and is continuing, describing the same in reasonable detail and describing the action that the Company has taken and proposes to take with respect thereto) and (ii) setting forth in reasonable detail the computations necessary to determine whether the Company is in compliance with Sections 9.07 and 9.08 hereof as of the end of the respective quarterly fiscal period or fiscal year.

          9.02 Litigation. The Company will promptly give to each Bank notice of all legal or arbitral proceedings, and of all proceedings by or before any governmental or regulatory authority or agency, and any material development in respect of such legal or other proceedings, affecting the Company or any of its Subsidiaries, except any proceeding which, if adversely determined, would not have a material adverse effect on the consolidated financial condition, operations, business or prospects taken as a whole of the Company and its Consolidated Subsidiaries.

          9.03 Corporate Existence, Etc. The Company will, and will cause each of its Material Subsidiaries to: preserve and maintain its legal existence and all of its material rights, privileges and franchises (provided that nothing in this Section 9.03 shall prohibit any transaction expressly permitted under
Section 9.05 hereof); comply with the requirements of all applicable laws, rules, regulations and orders of governmental or regulatory authorities if failure to comply with such requirements (i) will in the opinion of the General Counsel of the Company result in imposition of liability or assessment against (including seizure of) property in an aggregate amount (as to all such failures to comply) exceeding 10% of Tangible Net Worth or (ii) could in the aggregate (as to all such failures to comply) reduce by more than 25% the annual tonnage capacity of the paper processing operations of the Company and its Consolidated Subsidiaries; pay and discharge all taxes, assessments and governmental charges or levies imposed on it or on its income or profits or on any of its property prior to the date on which penalties attach thereto, except for any such tax, assessment, charge or levy the payment of which is being contested in good faith and by proper proceedings and against which adequate reserves are being maintained; maintain all of its properties used or useful in its business in good working order and condition, ordinary wear and tear excepted; and upon notice of at least 24 hours, permit representatives of any Bank or Agent, during normal business hours, to examine, copy and make extracts from its books and records, to inspect its properties, and to discuss its business and affairs with its officers, all to the extent reasonably requested by such Bank or Agent.

          9.04 Insurance. The Company will maintain, and will cause each of its Subsidiaries to maintain, insurance underwritten by financially sound and reputable insurers, or self insurance (in accordance with normal industry practice) in such amounts and against such risks as ordinarily is carried or maintained by owners of like businesses and properties in similar circumstances.

          9.05 Prohibition of Fundamental Changes. The Company will not, nor will it permit any of its Subsidiaries to, enter into any transaction of merger or consolidation or amalgamation, or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution). The Company will not, and will not permit any of its Subsidiaries to, convey, sell, lease, transfer or otherwise dispose of, in one transaction or a series of transactions, all or a substantial part of its business or assets, whether now owned or hereafter acquired (including, without limitation, receivables and leasehold interests, but excluding any inventory or other assets sold or disposed of in the ordinary course of business). Notwithstanding the foregoing provisions of this Section 9.05:

          (a) any Subsidiary of the Company may be merged or consolidated with or into: (i) the Company if the Company shall be the continuing or surviving corporation or (ii) any other such Subsidiary; provided that if any such transaction shall be between a Subsidiary and a Wholly-Owned Subsidiary, the Wholly-Owned Subsidiary shall be the continuing or surviving corporation;

          (b) any such Subsidiary may sell, lease, transfer or otherwise dispose of any or all of its assets (upon voluntary liquidation or otherwise) to the Company or a Wholly-Owned Subsidiary of the Company; (c) the Company or any Subsidiary of the Company may merge or consolidate with any other Person if (i) in the case of a merger or consolidation of the Company, the Company is the surviving corporation and, in any other case, the surviving corporation is a Wholly-Owned Subsidiary of the Company and (ii) after giving effect thereto no Default would exist hereunder; and

          (d) in addition to the dispositions permitted pursuant to clauses (a) through (c) of this Section 9.05, the Company or any Subsidiary of the Company may sell or otherwise dispose of assets (including, without limitation, by merger or consolidation) if, after giving effect to any such sale or disposition, the book value of such assets, together with the aggregate book value of the assets so sold or disposed of since September 30, 1994, does not exceed 20% of Total Assets at September 30, 1994.

          9.06 Limitation on Liens. The Company will not, nor will it permit any of its Subsidiaries to, create, incur, assume or suffer to exist any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, except:

          (a) Liens imposed by any governmental authority for taxes, assessments or charges not yet due or which are being contested in good faith and by appropriate proceedings if, unless the amount thereof is not material with respect to it or its financial condition, adequate reserves with respect thereto are maintained on the books of the Company or any of its Subsidiaries, as the case may be, in accordance with GAAP;

          (b) carriers', warehousemen's, mechanics', materialmen's, repairmen's or other like Liens arising in the ordinary course of business which are not overdue for a period of more than 30 days or which are being contested in good faith and by appropriate proceedings;

          (c) pledges or deposits under worker's compensation, unemployment insurance and other social security legislation;

          (d) deposits to secure the performance of bids, trade contracts (other than for borrowed money), leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business;

          (e) easements, rights-of-way, restrictions and other similar encumbrances incurred in the ordinary course of business and encumbrances consisting of zoning restrictions, easements, licenses, restrictions on the use of property or minor imperfections in title thereto which, in the aggregate, are not material in amount, and which do not in any case materially detract from the value of the property subject thereto or interfere with the ordinary conduct of the business of the Company or any of its Subsidiaries;

          (f) Liens on assets of corporations which become Subsidiaries of the Company after the date of this Agreement, provided that such Liens are in existence at the time the respective corporations become Subsidiaries of the Company and were not created in anticipation thereof;

          (g)  Liens upon real and/or tangible personal property acquired after the date hereof (by purchase, construction or otherwise) by the Company or any of its Subsidiaries, each of which Liens either (A) existed on such property before the time of its acquisition and was not created in anticipation thereof, or (B) was created solely for the purpose of securing Indebtedness representing, or incurred to finance, refinance or refund, the cost (including the cost of construction) of the respective property; provided in the case of clause (B) that such Lien attaches to such asset within 270 days after the acquisition or completion of construction and commencement of full operations thereof; provided, further that no such Lien shall extend to or cover any property of the Company or such Subsidiary other than the respective property so acquired and improvements thereon; and provided, further, that the principal amount of Indebtedness secured by any such Lien shall at no time exceed 95% of the fair
market value (as determined in good faith by a senior financial    officer of
the Company) of the respective property at the time it was acquired (by purchase, construction or otherwise);

          (h) Liens on real and/or personal property of any Kwidzyn Entity and Liens on Indebtedness or capital stock of Kwidzyn France held by the Company, IPISA or Aussedat Rey, in each case securing Indebtedness or other obligations of any Kwidzyn Entity;

          (i) Liens on assets consisting of a capital project in a Non-OECD Country and rights related thereto ("Project Assets") securing Indebtedness incurred to finance the acquisition, construction or development of such Project Assets; provided that (x) such Indebtedness is non-recourse to any other assets;
(y) the aggregate principal amount of Indebtedness secured by Liens permitted by this paragraph (i) may at no time exceed $200,000,000 and (z) such Liens attach to such Project Assets within two years after the initial acquisition or completion of construction or development of such Project Assets;

          (j) Liens upon real and/or personal property of the Company or any Subsidiary of the Company in favor of the United States of America or any State thereof, or any department, agency or instrumentality or political subdivision of the United States or any State thereof, to secure partial, progress, or advance or other payments pursuant to any contract or statute or to secure Indebtedness incurred for the purpose of refinancing all or any part of the purchase price or cost of constructing or improving such property;

          (k) additional Liens upon real and/or personal property created after the date hereof, provided that the aggregate outstanding Indebtedness secured thereby and incurred on and after the date hereof shall not at any time exceed 10% of Tangible Assets; and

          (l) any extension, renewal or replacement of the foregoing, provided, however, that the Liens permitted hereunder shall not be spread to cover any additional Indebtedness or property (other than a substitution of like property);

provided that the sale, mortgage or other transfer of timber in connection with an arrangement under which the Company or any of its Subsidiaries is obligated to cut such timber (or any portion thereof) in order to provide the transferee with a specified amount of money (however determined) shall not be deemed to create Indebtedness secured by a Lien hereunder.


          9.07 Total Debt to Total Capital Ratio. The Company will not at any time permit the ratio of Total Debt to Total Capital to exceed 0.6 to 1.0.

          9.08 Minimum Tangible Net Worth. The Company will not at any time permit Tangible Net Worth to be less than $3,300,000,000.

          9.09 Use of Proceeds. Each Borrower will use the proceeds of the Loans made to it hereunder solely for its general corporate purposes (in compliance with all applicable legal and regulatory requirements); provided that neither the Administrative Agent nor any Bank shall have any responsibility as to the use of any of such proceeds.

          Section 10. Events of Default. If one or more of the following events (herein called "Events of Default") shall occur and be continuing:

          (a) Any Borrower shall default in the payment when due of any principal of any Loan; or any Borrower shall default in the payment when due of any interest on any Loan or any other amount payable by it hereunder and such default shall continue unremedied for two Business Days; or

          (b) The Company or any of its Subsidiaries shall default in the payment when due of any principal of or interest on any of its Indebtedness (other than (i) Indebtedness hereunder and (ii) Project Indebtedness) aggregating $150,000,000 or more; or any event specified in any note, agreement, indenture or other document evidencing or relating to any such Indebtedness aggregating $150,000,000 or more shall occur if the effect of such event is (i) to cause, or (with the giving of any notice or the lapse of time or both) to permit the holder or holders of such Indebtedness (or a trustee or agent on behalf of such holder or holders) to cause, such Indebtedness to become due, or to be prepaid in full (whether by redemption, purchase or otherwise), prior to its stated maturity or (ii) to cause cancellation of commitments thereunder; or

          (c) Any representation, warranty or certification made or deemed made herein or in any Designation Letter (or in any modification or supplement hereto or thereto) by any Obligor, or any certificate furnished to any Bank or the Administrative Agent pursuant to the provisions hereof or of any Designation Letter (or thereof), shall prove to have been false or misleading as of the time made or furnished in any material respect; or

          (d) The Company shall default in the performance of any of its obligations under any of Sections 9.01(f), 9.05, 9.06, 9.07 or 9.08 hereof; or any Obligor shall default in the performance of any of its other obligations in this Agreement and such default shall continue unremedied for a period of ten days after notice thereof to such Obligor (through notification to the Company) by the Administrative Agent or any Bank (through the Administrative Agent); or

          (e) The Company or any of its Material Subsidiaries shall admit in writing its inability to, or be generally unable to, pay its debts as such debts become due; or

          (f) The Company or any of its Material Subsidiaries shall (i) apply for or consent to the appointment of, or the taking of possession by, a receiver, custodian, trustee or liquidator of itself or of all or a substantial part of its property, (ii) make a general assignment for the benefit of its creditors, (iii) commence a voluntary case under the Bankruptcy Code (as now or hereafter in effect), (iv) file a petition seeking to take advantage of any other law relating to bankruptcy, insolvency, reorganization, winding-up, or composition or readjustment of debts, (v) fail to controvert in a timely and appropriate manner, or acquiesce in writing to, any petition filed against it in an involuntary case under the Bankruptcy Code, or (vi) take any corporate action for the purpose of effecting any of the foregoing; or

          (g) A proceeding or case shall be commenced, without the application or consent of the Company or any of its Material Subsidiaries, in any court of competent jurisdiction, seeking (i) its liquidation, reorganization, dissolution or winding-up, or the composition or readjustment of its debts, (ii) the appointment of a trustee, receiver, custodian, liquidator or the like of the Company or such Subsidiary or of all or any substantial part of its assets, or
(iii) similar relief in respect of the Company or such Subsidiary under any law relating to bankruptcy, insolvency, reorganization, winding-up, or composition or adjustment of debts, and such proceeding or case shall continue undismissed, or an order, judgment or decree approving or ordering any of the foregoing shall be entered and continue unstayed and in effect, for a period of 60 or more days; or an order for relief against the Company or such Subsidiary shall be entered in an involuntary case under the Bankruptcy Code; or

          (h) A final judgment or judgments for the payment of money in excess of $150,000,000 in the aggregate shall be rendered by a court or courts against the Company and/or any of its Subsidiaries and the same shall not be discharged (or provision shall not be made for such discharge), or a stay of execution thereof shall not be procured, within 30 days from the date of entry thereof and the Company or the relevant Subsidiary shall not, within said period of 30 days, or such longer period during which execution of the same shall have been stayed, appeal therefrom and cause the execution thereof to be stayed during such appeal; or

          (i) An event or condition specified in Section 9.01(e) hereof shall occur or exist with respect to any Plan or Multiemployer Plan and, as a result of such event or condition, together with all other such events or conditions, the Company or any ERISA Affiliate shall be reasonably likely in the opinion of the General Counsel of the Company to incur a liability to a Plan, a Multiemployer Plan or PBGC (or any combination of the foregoing) which is in excess of 10% of Tangible Net Worth; or

          (j) Any person or group of persons (within the meaning of Section 13 or 14 of the Securities Exchange Act of 1934, as amended, it being agreed that an employee of the Company or any Consolidated Subsidiary for whom shares are held under an employee stock ownership, employee retirement, employee savings or similar plan and whose shares are voted in accordance with the instructions of such employee shall not be a member of a group of persons within the meaning of said Section 13 or 14 solely because such employee's shares are held by a trustee under said plan) shall acquire, directly or indirectly, beneficial ownership (within the meaning of Rule 13d-3 promulgated by the SEC under said Act, as amended) of 20% or more of the outstanding shares of stock of the Company having by the terms thereof ordinary voting power to elect (whether immediately or ultimately) a majority of the board of directors of the Company (irrespective of whether or not at the time stock of any other class or classes of stock of the Company shall have or might have voting power by reason of the happening of any contingency); or

          (k) During any period of 25 consecutive calendar months, a majority of the Board of Directors of the Company shall no longer be composed of individuals (i) who were members of said Board on the first day of such period or (ii) whose election or nomination to said Board was approved by individuals referred to in clause (i) above constituting at the time of such election or nomination at least a majority of said Board;

THEREUPON: (1) in the case of an Event of Default other than one referred to in clause (f) or (g) of this Section 10 with respect to any Obligor, (A) the Administrative Agent may and, upon request of the Majority Banks, shall, by notice to the Company, cancel the Commitments and they shall thereupon terminate, and (B) the Administrative Agent may and, upon request of Banks holding at least 66-2/3% of the aggregate unpaid principal amount of the Loans shall, by notice to the Company, declare the principal amount then outstanding of, and the accrued interest on, the Loans and all other amounts payable by the Obligors hereunder and under the Notes (including, without limitation, any amounts payable under Section 5.05 hereof) to be forthwith due and payable, whereupon such amounts shall be immediately due and payable without presentment, demand, protest or other formalities of any kind, all of which are hereby expressly waived by each Obligor; and (2) in the case of the occurrence of an Event of Default referred to in clause (f) or (g) of this Section 10 with respect to any Obligor, the Commitments shall automatically be canceled and the principal amount then outstanding of, and the accrued interest on, the Loans and all other amounts payable by the Obligors hereunder and under the Notes (including, without limitation, any amounts payable under Section 5.05 hereof) shall automatically become immediately due and payable without presentment, demand, protest or other formalities of any kind, all of which are hereby expressly waived by each Obligor.


          Section 11.  The Agents.

          11.01 Appointment, Powers and Immunities. Each Bank hereby irrevocably appoints and authorizes each Agent to act as its agent hereunder with such powers as are specifically delegated to such Agent by the terms of this Agreement, together with such other powers as are reasonably incidental thereto. Each Agent (which term as used in this sentence and in Section 11.05 and the first sentence of Section 11.06 hereof shall include reference to its affiliates and its own and its affiliates' officers, directors, employees and agents): (a) shall have no duties or responsibilities except those expressly set forth in this Agreement, and shall not by reason of this Agreement be a trustee for any Bank; (b) shall not be responsible to the Banks for any recitals, statements, representations or warranties contained in this Agreement, or in any certificate or other document referred to or provided for in, or received by any of them under, this Agreement, or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement, any Note or any other document referred to or provided for herein or for any failure by any Obligor or any other Person to perform any of its obligations hereunder or thereunder; (c) shall not be required to initiate or conduct any litigation or collection proceedings hereunder; and (d) shall not be responsible for any action taken or omitted to be taken by it hereunder or under any other document or instrument referred to or provided for herein or in connection herewith, except for its own gross negligence or willful misconduct. Each Agent may employ agents and attorneys-in-fact and shall not be responsible for the negligence or misconduct of any such agents or attorneys-in-fact selected by it in good faith. Each Agent may deem and treat the payee of any Note as the holder thereof for all purposes hereof unless and until a written notice of the assignment or transfer thereof shall have been filed with the Administrative Agent, together with the written consent of the Company (on its own behalf and on behalf of the other Borrowers) to such assignment or transfer.

          11.02 Reliance by the Agents. Each Agent shall be entitled to rely upon any certification, notice or other communication (including any thereof by telephone, telex, telegram or cable) believed by it to be genuine and correct and to have been signed or sent by or on behalf of the proper Person or Persons, and upon advice and statements of legal counsel, independent accountants and other experts selected by such Agent. As to any matters not expressly provided for by this Agreement, each Agent shall in all cases be fully protected in acting, or in refraining from acting, hereunder in accordance with instructions signed by the Majority Banks, and such instructions of the Majority Banks and any action taken or failure to act pursuant thereto shall be binding on all of the Banks.

          11.03 Defaults. Each Agent shall not be deemed to have knowledge or notice of the occurrence of a Default (other than the non-payment of principal of or interest on Loans or of commitment fees) unless such Agent has received notice from a Bank or the Company specifying such Default and stating that such notice is a "Notice of Default". In the event that an Agent receives such a notice of the occurrence of a Default, such Agent shall give prompt notice thereof to the Banks (and shall give each Bank prompt notice of each such non-payment). Each Agent shall (subject to Section 11.07 hereof) take such action with respect to such Default as shall be directed by the Majority Banks, provided that, unless and until such Agent shall have received such directions, such Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default as it shall deem advisable in the best interest of the Banks.

          11.04 Rights as a Bank. With respect to its Commitment and the Loans made by it, each of Chase and Morgan (and any successor acting as an Agent) in its capacity as a Bank hereunder shall have the same rights and powers hereunder as any other Bank and may exercise the same as though it were not acting as an Agent, and the term "Bank" or "Banks" shall, unless the context otherwise indicates, include each Agent in its individual capacity. Each of Chase and Morgan (and any successor acting as an Agent) and its affiliates may (without having to account therefor to any Bank) accept deposits from, lend money to and generally engage in any kind of banking, trust or other business with the Obligors (and any of their Subsidiaries or affiliates) as if it were not acting as an Agent, and each of Chase and Morgan and its affiliates may accept fees and other consideration from the Obligors for services in connection with this Agreement or otherwise without having to account for the same to the Banks.

          11.05 Indemnification. The Banks agree to indemnify each Agent (to the extent not reimbursed under Section 12.03 hereof, but without limiting the obligations of the Company under said Section 12.03) ratably in accordance with their respective Commitments, for any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind and nature whatsoever which may be imposed on, incurred by or asserted against such Agent in any way relating to or arising out of this Agreement or any other documents contemplated by or referred to herein or the transactions contemplated hereby (including, without limitation, the costs and expenses which the Company is obligated to pay under Section 12.03 hereof but excluding, unless a Default has occurred and is continuing, normal administrative costs and expenses incident to the performance of its agency duties hereunder) or the enforcement of any of the terms hereof or of any such other documents, provided that no Bank shall be liable for any of the foregoing to the extent they arise from the gross negligence or willful misconduct of the party to be indemnified.

          11.06 Non-Reliance on the Agents and Other Banks. Each Bank agrees that it has, independently and without reliance on the Agents or any other Bank, and based on such documents and information as it has deemed appropriate, made its own credit analysis of the Company and its Subsidiaries and decision to enter into this Agreement and that it will, independently and without reliance upon the Agents or any other Bank, and based on such documents and information as it shall deem appropriate at the time, continue to make its own analysis and decisions in taking or not taking action under this Agreement. Each Agent shall not be required to keep itself informed as to the performance or observance by any Obligor of this Agreement or any other document referred to or provided for herein or to inspect the properties or books of the Company or any of its Subsidiaries. Except for notices, reports and other documents and information expressly required to be furnished to the Banks by the Agents hereunder, each Agent shall not have any duty or responsibility to provide any Bank with any credit or other information concerning the affairs, financial condition or business of the Company or any of its Subsidiaries (or any of their affiliates) which may come into the possession of such Agent or any of its affiliates.

          11.07 Failure to Act. Except for action expressly required of such Agent hereunder, each Agent shall in all cases be fully justified in failing or refusing to act hereunder unless it shall receive further assurances to its satisfaction from the Banks of their indemnification obligations under Section
11.05 hereof against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action.

          11.08 Resignation or Removal of Agents. Subject to the appointment and acceptance of a successor Agent as provided below, each Agent may resign at any time by giving notice thereof to the Banks and the Company, and each Agent may be removed at any time with or without cause by the Majority Banks. Upon any such resignation or removal, the Majority Banks shall have the right to appoint a successor Agent. If no successor Agent shall have been so appointed by the Majority Banks and shall have accepted such appointment within 30 days after the retiring Agent's giving of notice of resignation or the Majority Banks' removal of the retiring Administrative Agent, then the retiring Agent may, on behalf of the Banks, appoint a successor Agent, which shall be a bank which has an office in New York, New York with a combined capital and surplus of at least $1,000,000,000. Upon the acceptance of any appointment as an Agent hereunder by a successor Agent, such successor Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Agent, and the retiring Agent shall be discharged from its duties and obligations hereunder. After any retiring Agent's resignation or removal hereunder as an Agent, the provisions of this Section 11 shall continue in effect for its benefit in respect of any actions taken or omitted to be taken by it while it was acting as an Agent.

          11.09. Agents' Fees. The Company shall pay to each Agent for its own account fees in the amounts and at the times previously agreed upon between the Company and such Agent.

          Section 12.  Miscellaneous.

          12.01 Waiver. No failure on the part of any Agent or Bank to exercise and no delay in exercising, and no course of dealing with respect to, any right, power or privilege under this Agreement or any Note shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or privilege under this Agreement or any Note preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The remedies provided herein are cumulative and not exclusive of any remedies provided by law.

          12.02 Notices. All notices and other communications provided for herein (including, without limitation, any modifications of, or waivers or consents under, this Agreement) shall be given or made by telex, telecopy, telegraph, cable or in writing (or, with respect to notices given pursuant to Section 2.03 hereof, by telephone, confirmed in writing by facsimile by the close of business on the day the notice is given) and telexed, telecopied, telegraphed, cabled, mailed or delivered (or telephoned, as the case may be) to the intended recipient at the "Address for Notices" specified below its name on the signature pages hereof; or, as to any party, at such other address as shall be designated by such party in a notice to each other party. Except as otherwise provided in this Agreement, all such communications shall be deemed to have been duly given when transmitted by telex or telecopier, delivered to the telegraph or cable office or personally delivered or, in the case of a mailed notice, upon receipt, in each case given or addressed as aforesaid. Each Approved Borrower hereby agrees that each notice or other communication provided for herein may be furnished to the Company or by the Company on its behalf in the manner specified above and each Approved Borrower further agrees that failure of the Company to deliver to such Approved Borrower any notice furnished in accordance with this Section 12.02 shall not affect the validity of such notice.

          12.03 Expenses, Etc. (a) The Company agrees to pay or reimburse each of the Banks and the Agents for paying: (i) all reasonable out-of-pocket costs and expenses of the Agents (including, without limitation, the reasonable fees and expenses of Davis Polk & Wardwell, special counsel for the Agents), in connection with (x) the negotiation, preparation, execution and delivery of this Agreement and the Notes and the making of the Loans hereunder and (y) any amendment, modification or waiver of any of the terms of this Agreement or any of the Notes; (ii) all reasonable costs and expenses of the Banks and the Agents (including reasonable counsels' fees) in connection with any Default and any enforcement or collection proceedings resulting therefrom; and (iii) all transfer, stamp, documentary or other similar taxes, assessments or charges levied by any governmental or revenue authority in respect of this Agreement or any of the Notes or any other document referred to herein.

          (b) The Company hereby agrees to indemnify each Agent and Bank and their respective directors, officers, employees and agents from, and hold each of them harmless against, any and all losses, liabilities, claims, damages or expenses incurred by any of them arising out of or by reason of any investigation or litigation or other proceedings (including any threatened investigation or litigation or other proceedings) relating to the Loans or any actual or proposed use by any Borrower or any of its Subsidiaries of the proceeds of any of the Loans, including, without limitation, the reasonable fees and disbursements of counsel incurred in connection with any such investigation or litigation or other proceedings (but excluding any such losses, liabilities, claims, damages or expenses incurred by reason of the gross negligence or willful misconduct of the Person to be indemnified).

          12.04 Amendments, Etc. Except as otherwise expressly provided in this Agreement, any provision of this Agreement may be amended or modified only by an instrument in writing signed by the Company and the other Borrowers, the Agents and the Majority Banks, or by the Company (on its own behalf and on behalf of the other Borrowers) and the Agents acting with the consent of the Majority Banks, and any provision of this Agreement may be waived by the Majority Banks or by the Agents acting with the consent of the Majority Banks; provided that no amendment, modification or waiver shall, unless by an instrument signed by all of the Banks or by the Agents acting with the consent of all of the Banks: (i) increase or extend the term, or extend the time or waive any requirement for the reduction or termination, of the Commitments, (ii) extend the date fixed for the payment of principal of or interest on any Loan, (iii) reduce the amount of any payment of principal thereof or the rate at which interest is payable thereon or any fee is payable hereunder, (iv) alter the terms of this Section 12.04,
Section 2.10 or Section 12.06(a), (v) amend the definition of the term "Majority Banks", (vi) waive any of the conditions precedent set forth in Section 7 hereof or (vii) amend the provisions of Section 6 hereof to release the Guarantor from its obligations thereunder.

          12.05 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

          12.06  Assignments and Participations.

          (a) No Obligor may assign its rights or obligations hereunder or under the Notes without the prior consent of all of the Banks and the Agents.

          (b) No Bank may assign any of its Loans, its Note(s) or its Commitment to any other Person (i) without the prior consent (which consent may not be unreasonably withheld) of the Company and the Administrative Agent and
(ii) in an amount which is not at least $3,500,000 or a larger multiple of $1,000,000 (or the remainder of a Bank's Commitment). Notwithstanding clause
(i) in the preceding sentence, without the consent of the Company or the Administrative Agent, any Bank may assign to any affiliate that is a Wholly-Owned Subsidiary of the same bank holding company of which such Bank is a Subsidiary or to any Bank (subject to clause (y) below) all or a portion of its Commitment and any Bank may assign to any other Person (subject to clauses (x) and (y) below) a portion of its Commitment; provided that (x) after giving effect to any such partial assignment to another Person that is not an affiliate of such Bank or a Bank, such Bank shall have a Commitment of at least 90% of its Commitment (adjusted for purposes of this sentence to eliminate the effect of any prior assignment) hereunder and (y) such assigning Bank shall also simultaneously assign to such assignee the same proportion of each of its Syndicated Loans then outstanding. Upon written notice to the Company and the Administrative Agent of an assignment permitted by the preceding sentence (which notice shall identify the assignee, the amount of the assigning Bank's Commitment and Syndicated Loans assigned in detail reasonably satisfactory to the Administrative Agent) and upon the effectiveness of any assignment consented to by the Company and the Administrative Agent, the assignee shall have, to the extent of such assignment (unless otherwise provided in such assignment with the consent of the Company and the Administrative Agent), the obligations, rights and benefits of a Bank hereunder holding the Commitment and Syndicated Loans (or portions thereof) assigned to it (in addition to the Commitment and Syndicated Loans, if any, theretofore held by such assignee) and the assigning Bank shall, to the extent of such assignment, be released from the Commitment (or portions thereof) so assigned.

          (c) A Bank may sell or agree to sell to one or more other Persons a participation in all or any part of the Commitment of such Bank or any Loan held by it or Loans made or to be made by it, in which event each such participant shall be entitled to the rights and benefits of the provisions of Section 12.03(b) hereof with respect to its participation in such Commitment or such Loan as if (and the Company shall be directly obligated to such participant under such provisions as if) such participant were a "Bank" for purposes of said Section, but, except as otherwise provided in Section 4.05(c) hereof, shall not have any other rights or benefits under this Agreement or any Note (the participant's rights against such Bank in respect of such participation to be those set forth in the agreement (the "Participation Agreement") executed by such Bank in favor of the participant). All amounts payable by the Company to any Bank under Section 5 hereof shall be determined as if such Bank had not sold or agreed to sell any participations in such Loan and as if such Bank were funding all of such Loan in the same way that it is funding the portion of such Loan in which no participations have been sold. In no event shall a Bank that sells a participation be obligated to the participant under the Participation Agreement to take or refrain from taking any action hereunder or under such Bank's Note(s) except that such Bank may agree in the Participation Agreement that it will not, without the consent of the participant, agree to (i) the increase or extension of the term, or the extension of the time or waiver of any requirement for the reduction or termination, of such Bank's Commitment, (ii) the extension of any date fixed for the payment of principal of or interest on the related Loan or Loans or any portion of any fees payable to the participant,
(iii) the reduction of any payment of principal thereof, or (iv) the reduction of the rate at which either interest is payable thereon or (if the participant is entitled to any part thereof) any fee is payable hereunder to a level below the rate at which the participant is entitled to receive interest or such fee (as the case may be) in respect of such participation.

          (d) Anything in this Section 12.06 to the contrary notwithstanding, any Bank may assign and pledge all or any portion of its Loans and its Note(s) to any Federal Reserve Bank as collateral security pursuant to Regulation A of the Board of Governors of the Federal Reserve System and any Operating Circular issued by such Federal Reserve Bank.

          (e) Any Bank that assigns any of its Commitment, Loans or Note(s) (except pursuant to 12.06(d)) shall, upon the effectiveness of any such assignment, pay to the Administrative Agent a transfer fee of $2,000 in respect of such assignment.

          (f) A Bank may furnish any information concerning the Company or any of its Subsidiaries in the possession of such Bank from time to time to assignees and participants (including prospective assignees and participants), subject, however, to the provisions of Section 12.13 hereof.

          12.07 Survival. The obligations of the Obligors under Sections 5.01, 5.05, 5.06, 5.07 and 12.03 hereof shall survive the repayment of the Loans and the termination of the Commitments.

          12.08 Captions. The table of contents and captions and section headings appearing herein are included solely for convenience of reference and are not intended to affect the interpretation of any provision of this Agreement.

          12.09 Counterparts. This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument and any of the parties hereto may execute this Agreement by signing any such counterpart.

          12.10 Governing Law; Submission to Jurisdiction; Service of Process. This Agreement, each Designation Letter and the Notes shall be governed by, and construed in accordance with, the law of the State of New York. Each Obligor hereby submits to the nonexclusive jurisdiction of the United States District Court for the Southern District of New York and of any New York state court sitting in New York City for the purposes of all legal proceedings arising out of or relating to this Agreement or the transactions contemplated hereby. Each Obligor irrevocably waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of the venue of any such proceeding brought in such a court and any claim that any such proceeding brought in such a court has been brought in an inconvenient forum. Each Approved Borrower hereby agrees that service of process in any such action or proceeding brought in New York may be made upon such Approved Borrower by service upon the Company at the "Address for Notices" specified below its name on the signature pages hereof and each Approved Borrower hereby irrevocably appoints the Company as its authorized agent ("Process Agent") to accept, on behalf of its property such service of process in New York.

          12.11 Judgment Currency. This is an international loan transaction in which the specification of Dollars and payment in New York, New York, United States of America ("U.S.A.") is of the essence and with respect to all Loans, Dollars shall be the currency of account in all events. The payment obligations of the Obligors with respect to any Loans under this Agreement or amounts payable under the Notes shall not be discharged by an amount paid in a currency other than Dollars or in a place other than New York, New York, U.S.A., whether pursuant to a judgment or otherwise to the extent that the amount so paid on conversion into Dollars and transfer to New York, New York, U.S.A., does not yield the amount of Dollars due hereunder.

          12.12 Waiver of Jury Trial. EACH OF THE OBLIGORS, AGENTS AND BANKS HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO

THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

          12.13 Confidentiality. Each Bank and Agent agrees (on behalf of itself and each of its affiliates, directors, officers, employees and representatives) to use reasonable precautions to keep confidential, in accordance with their customary procedures for handling confidential information of this nature and in accordance with safe and sound banking practices, any non-public information supplied to it by the Company pursuant to this Agreement which is identified by the Company as being confidential at the time the same is delivered to such Bank or Agent; provided that nothing herein shall limit the disclosure of any such information (i) to the extent required by statute, rule, regulation or judicial process, (ii) to counsel for any of the Banks or Agents,
(iii) to bank examiners, auditors or accountants, (iv) to any Agent or other Bank, (v) in connection with any litigation to which any one or more of the Banks is a party or (vi) to any assignee or participant (or prospective assignee or participant) so long as such assignee or participant (or prospective assignee or participant) first executes and delivers to the respective Bank a Confidentiality Agreement substantially in the form of Exhibit G hereto; and provided further, that in no event shall any Bank or the Administrative Agent be obligated or required to return any materials furnished by the Company.

          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

                              INTERNATIONAL PAPER COMPANY

                              By /s/ E. William Boehmler
                                 Title: Vice President &
                                         Treasurer

                              Address for Notices:

                              International Paper Company
                              Office of the Secretary
                              Two Manhattanville Road
                              Purchase, New York  10577

                              Telex No.:  239403

                              Telecopier No.:  (914) 397-1909

                              Telephone No.:  (914) 397-1500

                              Attention:  Office of the Secretary


                              THE ADMINISTRATIVE AGENT

                              THE CHASE MANHATTAN BANK
                                (NATIONAL ASSOCIATION),
                                as Administrative Agent


                              By /s/ Hans H. Heinsen

                                 Title: Managing Director

                              Address for Notices to Chase
                                as Administrative Agent:

                              Chase Manhattan Bank
                              One Chase Manhattan Plaza
                              New York, New York  10081

                              Telex No.:  6720516 CMBNYAUW

                              Telecopier No.:  (212) 552-7175

                              Telephone No.:  (212) 552-2396

                              Attention:  Hans Heinsen


                              THE DOCUMENTATION AGENT

                              MORGAN GUARANTY TRUST COMPANY OF
                                NEW YORK,
                                as Documentation Agent


                              By /s/ Michael Y. Leder
                                 Title: Vice President

                              Address for Notices to
                                Morgan as Documentation Agent:

                              Morgan Guaranty Trust Company of
                                New York,
                              Credit Support
                              500 Stanton Christiana Road
                              Newark, Delaware  19713-2107


                              Telex No.:  177615 MGT UT

                              Telecopier No.: (302) 634-1094

                              Telephone No.:  (302) 634-4225

                              Attention:  Victoria Fedele

     Commitment               THE CHASE MANHATTAN BANK
                                (NATIONAL ASSOCIATION)
     $75,000,000


                              By /s/ Hans H. Heinsen
                                 Title: Managing Director


                              Lending Office for all Loans:

                              Chase Manhattan Bank
                              One Chase Manhattan Plaza
                              New York, New York  10081
                              Address for Notices:

                              Chase Manhattan Bank
                              One Chase Manhattan Plaza
                              New York, New York  10081

                              Telex No.:  6720516 CMBNYAUW

                              Telecopier No.:  (212) 552-7175

                              Telephone No.:  (212) 552-2396

                              Attention:  Hans Heinsen

     Commitment               MORGAN GUARANTY TRUST COMPANY OF
                                NEW YORK
     $75,000,000


                              By /s/ Michael Y. Leder
                                 Title: Vice President

                              Lending Office for all Loans:

                              Morgan Guaranty Trust Company of
                                New York,
                              60 Wall Street--22nd Floor
                              New York, New York  10260


                              Address for Notices:

                              Morgan Guaranty Trust Company of
                                New York,
                              Credit Support
                              500 Stanton Christiana Road
                              Newark, Delaware  19713-2107

                              Telex No.: 177615 MGT UT

                              Telecopier No.: (302) 634-1094

                              Telephone No.:  (302) 634-4225

                              Attention:  Victoria Fedele

     Commitment               ABN AMRO BANK N.V. NEW YORK BRANCH

     $50,000,000



                              By /s/ David A. Mandell
                                 Title: Vice President


                              By /s/ Nancy F. Watkins
                                 Title: Group Vice President


                              Lending Office for all Loans:

                              ABN AMRO BANK N.V. NEW YORK BRANCH
                              500 Park Avenue
                              New York, New York  10022

                              Address for Notices:

                              ABN AMRO BANK N.V. NEW YORK BRANCH
                              500 Park Avenue
                              New York, New York  10022

                              Telex No.:  423721 AMROUR

                              Telecopier No.:  (212) 832-7129

                              Telephone No.:  (212) 446-4146

                              Attention:  Nancy F. Watkins

     Commitment               THE BANK OF NEW YORK

     $50,000,000


                              By /s/ Howard F. Bascom, Jr.
                                 Title: Vice President


                              Lending Office for all Loans:

                              The Bank of New York
                              One Wall Street, 8th floor
                              New York, New York  10286

                              Address for Notices:

                              The Bank of New York
                              One Wall Street, 8th floor
                              New York, New York  10286

                              Telecopier No.:  (212) 635-1480 or
                                                  1481


                              Telephone No.:  (212) 635-1308

                              Attention:  Howard F. Bascom

     Commitment               THE BANK OF NOVA SCOTIA

     $50,000,000


                              By /s/ Terry K. Fryett
                                 Title: Senior Relations Manager

                              Lending Office for all Loans:

                              The Bank of Nova Scotia
                              One Liberty Plaza
                              New York, New York  10006

                              Address for Notices:

                              The Bank of Nova Scotia
                              One Liberty Plaza
                              New York, New York  10006

                              Telecopier No.:  (212) 225-5090

                              Telephone No.:  (212) 225-5009

                              Attention:  Kevin C. Clark

      Commitment              BANKERS TRUST COMPANY

      $50,000,000


                              By /s/ Virginia M. Sermier
                                 Title: Managing Director

                              Lending Office for all Loans:

                              Bankers Trust Company
                              130 Liberty Street
                              New York, New York  10006


                              Address for Notices:

                              Bankers Trust Company
                              130 Liberty Street
                              New York, New York  10006

                              Telecopier No.: (312) 993-8119

                              Telephone No.: (212) 250-7351


                              Attention:  Lianne Mech

     Commitment               BANQUE NATIONALE DE PARIS
                              - NEW YORK BRANCH
     $50,000,000


                              By /s/ Richard L. Sted
                                 Title: Sr. Vice President


                              By /s/ Thomas N. George
                                 Title: Vice President


                              Lending Office for Base Rate Loans:

                              Banque Nationale de Paris
                              - New York Branch
                              499 Park Avenue
                              New York, New York  10022


                              Lending Office for Loans other than
                                Base Rate Loans:

                              Banque Nationale de Paris
                              - Georgetown (Grand Cayman) Branch
                              c/o Banque Nationale de Paris
                              - New York Branch
                              499 Park Avenue
                              New York, New York  10022

                              Address for Notices:

                              Banque Nationale de Paris
                              - New York Branch
                              499 Park Avenue
                              New York, New York  10022

                              Telecopier No.:  (212) 415-9695

                              Telephone No.:  (212) 415-9718

                              Attention:  Tom George

     Commitment               CHEMICAL BANK

     $50,000,000


                              By /s/ Robert K. Gaynor
                                 Title: Vice President


                              Lending Office for all Loans:

                              Chemical Bank
                              270 Park Avenue, 10th floor
                              New York, New York  10017

                              Address for Notices:

                              Chemical Bank
                              270 Park Avenue, 10th floor
                              Banking and Corporate Finance
                              New York, New York  10017

                              Telecopier No.:  (212) 270-1403

                              Telephone No.:  (212) 270-9802

                              Attention:  Lorraine Mohan

    Commitment                CREDIT LYONNAIS, NEW YORK BRANCH

    $50,000,000

                              By /s/ W. Jay Buckley, III
                                 Title: V.P. and Manager


                              CREDIT LYONNAIS, CAYMAN ISLAND
                                BRANCH


                              By /s/ W. Jay Buckley, III
                                 Title: Authorized Signatory


                              Lending Office for Base Rate Loans:

                              Credit Lyonnais
                              1301 Avenue of the Americas
                              New York, New York  10019

                              Lending office for Loans other than
                              Base Rate Loans:

                              Credit Lyonnais, Cayman Island
                              Branch
                              c/o Credit Lyonnais, New York
                              Branch
                              1301 Avenue of the Americas
                              New York, New York 10019

                              Address for Notices:


                              Credit Lyonnais
                              1301 Avenue of the Americas
                              New York, New York  10019

                              Telex No.:  CRED 62410 UW

                              Telecopier No.:  (212) 261-7368

                              Telephone No.:  (212) 261-7340

                              Attention:  W. Jay Buckley

     Commitment               CREDIT SUISSE

     $50,000,000


                              By /s/ Carole A. Lustig
                                 Title: Member of Sr. Mgt.


                              By /s/ Michael C. Mast
                                  Title: Member of Sr. Mgt.


                              Lending Office for Base Rate Loans:

                              Credit Suisse New York Branch
                              Tower 49, 12 East 49th Street
                              New York, New York  10017

                              Lending Office for Loans other than
                                Base Rate Loans:

                              Credit Suisse Cayman Island Branch
                              c/o Credit Suisse New York Branch
                              Tower 49, 12 East 49th Street
                              New York, New York  10017

                              Address for Notices:

                              Credit Suisse
                              Tower 49, 12 East 49th Street
                              New York, New York  10017

                              Telecopier No.:  (212) 238-5439

                              Telephone No.:  (212) 238-5408

                              Attention:  Carole A. Lustig

    Commitment                DEUTSCHE BANK AG, NEW YORK BRANCH
                                AND/OR CAYMAN ISLANDS BRANCH
    $50,000,000



                              By /s/ Surendra V. Shah
                                 Title: Vice President


                              By /s/ David J. Cybulski
                                 Title: Assistant V.P.


                              Lending Office for Base Rate Loans:

                              Deutsche Bank AG
                                New York Branch
                              31 West 52nd Street
                              New York, New York  10019

                              Lending Office for Loans other than
                                Base Rate Loans:

                              Deutsche Bank AG
                                Cayman Islands Branch
                              c/o Deutsche Bank AG
                                New York Branch
                              31 West 52nd Street
                              New York, New York  10019

                              Address for Notices:

                              Deutsche Bank AG
                                New York Branch
                              31 West 52nd Street
                              New York, New York  10019

                              Telex No.:  WU 126109

                              Telecopier No.:  (212) 474-8212

                              Telephone No.:  (212) 474-7622

                              Attention:  Surendra V. Shah

     Commitment               MELLON BANK, N.A.

     $50,000,000


                              By /s/ Caroline R. Walsh
                                  Title: Banking Officer

                              Lending Office for all Loans:

                              Mellon Bank, N.A.
                              3 Mellon Bank Center

                              Room 2302
                              Pittsburgh, Pennsylvania  15259


                              Address for Notices:

                              Mellon Bank, N.A.
                              3 Mellon Bank Center
                              Room 2302
                              Pittsburgh, Pennsylvania  15259

                              Telex No.:  MELBNKPGH

                              Telecopier No.:  (412) 234-5045

                              Telephone No.:  (412) 234-4749

                              Attention:  Rose Covel

                              Copy to:  Caroline R. Walsh
                                        Mellon Bank, N.A.
                                        Mellon Financial Services
                                        65 East 55th Street
                                        New York, NY  10022

    Commitment               BANK OF AMERICA ILLINOIS

     $35,000,000


                              By /s/ David Noda
                                 Title: Authorized Officer


                              Lending Office for all Loans:

                              Bank of America Illinois
                              335 Madison Avenue
                              New York, NY 10019

                              Address for Notices:

                              Bank of America Illinois
                              335 Madison Avenue
                              New York, NY 10019

                              Telecopier No.:  (212) 503-7771

                              Telephone No.:  (212) 503-7349

                              Attention:  Lucy Coyle

     Commitment               BANK BRUSSELS LAMBERT,
                                NEW YORK BRANCH

     $35,000,000



                              By /s/ Eric Hollanders
                                 Title: Sr. V.P. Cr. Dept.


                              By /s/ Eileen Stekeur
                                 Title: Assistant V.P.


                              Lending Office for all Loans:

                              Bank Brussels Lambert
                              630 Fifth Avenue
                              New York, New York  10111

                              Address for Notices:

                              Bank Brussels Lambert
                              630 Fifth Avenue
                              New York, New York  10111

                              Telex No.:  422934 BBC NYK

                              Telecopier No.:  (212) 333-5786

                              Telephone No.:  (212) 632-5316

                              Attention:  John E. Kippax

     Commitment               THE BANK OF TOKYO TRUST COMPANY

     $35,000,000

                              By /s/ Jean K. Reilly
                                 Title: Vice President

                              Lending Office for all Loans:

                              The Bank of Tokyo Trust Company
                              1251 Avenue of the Americas
                              New York, New York  10116


                              Address for Notices:

                              The Bank of Tokyo Trust Company
                              1251 Avenue of the Americas
                              New York, New York

                              Telecopier No.:  (212) 782-6445


                              Telephone No.:   (212) 782-4313

                              Attention:  Jean Reilly

     Commitment               CITIBANK, N.A.

     $35,000,000


                              By /s/ Anita J. Brickell
                                 Title: Vice President


                              Lending Office for all Loans:

                              Citibank, N.A.
                              399 Park Avenue
                              New York, New York  10043

                              Address for Notices:

                              Citibank, N.A.
                              399 Park Avenue
                              New York, New York  10043

                              Telex No:  NYNIC

                              Telecopier No.:  (212) 793-3053

                              Telephone No.:  (212) 559-4651

                              Attention:  Robert F. Parr

     Commitment               COOPERATIEVE CENTRALE RAIFFEISEN-
                                BOERENLEENBANK B.A. "RABOBANK
     $35,000,000                NEDERLAND", NEW YORK BRANCH



                              By /s/ Johannes F. Breukhoven
                                 Title: Vice President


                              By /s/ Ian Reece
                                 Title: V.P. & Manager

                              Lending Office for all Loans:

                              Rabobank Nederland
                              245 Park Avenue
                              New York, NY 10167

                              Address for Notices:


                              Rabobank Nederland
                              245 Park Avenue
                              New York, NY 10167

                              Attention:  Corporate Services
                                          Department

                              Telex No.: 424337 RABONY

                              Telecopier No.:  (212) 818-0233

                              Telephone No.:  (212) 916-7800

     Commitment               THE INDUSTRIAL BANK OF JAPAN
                                TRUST COMPANY
     $35,000,000


                              By /s/ Takeshi (Tak) Kawano
                                 Title: Sr. V.P. & Sr. Mgr.

                              Lending Office for all Loans:

                              The Industrial Bank of Japan
                                Trust Company
                              245 Park Avenue-22nd floor
                              New York, New York  10167

                              Address for Notices:

                              The Industrial Bank of Japan
                                Trust Company
                              245 Park Avenue-22nd floor
                              New York, New York  10167

                              Telex No.:  233679 IBJTC UR or
                                          425754 IBTC UI

                              Telecopier No.:  (212) 692-9075

                              Telephone No.:  (212) 309-6657

                              Attention:  Mark Senyk

     Commitment               NATIONAL WESTMINSTER BANK PLC

     $35,000,000


                              By /s/ Maria Amaral-LeBlanc
                                 Title: Vice President


                              NATIONAL WESTMINSTER BANK PLC,

                                NASSAU BRANCH


                              By /s/ Maria Amaral-LeBlanc
                                 Title: Vice President


                              Lending Office for Base Rate Loans:

                              National Westminster Bank PLC
                                 New York Branch
                              175 Water Street-29th floor
                              New York, New York  10038

                              Lending Office for Loans other than
                                Base Rate Loans:

                              National Westminster Bank PLC
                                 Nassau (Bahamas) Branch
                              c/o National Westminster Bank PLC
                                New York Branch
                              175 Water Street
                              New York, New York  10038

                              Address for Notices:

                              National Westminster Bank PLC
                              175 Water Street
                              New York, New York  10038

                              Telex No.:  233222/NWBUR

                              Telecopier No.:  (212) 602-4500

                              Telephone No.:  (212) 602-4229

                              Attention:  Maria Amaral-LeBlanc

    Commitment                SOCIETE GENERALE

     $35,000,000


                              By /s/ Paul Dalle Molle
                                 Title: Vice President

                              Lending Office for all Loans:

                              Societe Generale
                              1221 Avenue of the Americas
                              New York, NY 10020

                              Address for Notices:


                              Societe Generale
                              1221 Avenue of the Americas
                              New York, NY 10020

                              Telecopier No.:  (212) 278-7430

                              Telephone No.:  (212) 278-6875

                              Attention:  Paul J. Dalle Molle

     Commitment               THE TORONTO-DOMINION BANK

     $35,000,000


                              By /s/ Jorge A. Garcia
                                 Title: Mgr. Cr. Admin.

                              Lending Office for all Loans:

                              The Toronto-Dominion Bank
                              909 Fannin, Suite 1700
                              Houston, Texas  77010

                              Address for Notices:

                              The Toronto-Dominion Bank
                              909 Fannin, Suite 1700
                              Houston, Texas  77010

                              Telex No.:  TDOM U833

                              Telecopier No.:  (212) 262-1929

                              Telephone No.:  (212) 468-0705

                              Attention:  R. Neil Stewart

      Commitment              WESTDEUTSCHE LANDESBANK
                                GIROZENTRALE, NEW YORK/CAYMAN
      $35,000,000               ISLANDS BRANCHES


                              By /s/ Salvatore Battinelli
                                 Title: Vice President


                              By /s/ Karen Hoplock
                                 Title: Vice President


                              Lending Office for Base Rate and
                                CD Loans:


                              Westdeutsche Landesbank
                                Girozentrale, New York Branch
                              1211 Avenue of the Americas
                              New York, NY 10036


                              Lending Office for Eurodollar
                                Loans:

                              Westdeutsche Landesbank
                                Girozentrale, Cayman Islands
                                Branch
                              c/o New York Branch
                              1211 Avenue of the Americas
                              New York, NY  10036


                              Address for Notices:

                              Westdeutsche Landesbank
                                Girozenrale
                              1211 Avenue of the Americas
                              New York, NY 10036

                              Telex No.:  666668/WLBIUW

                              Telecopier No.:  (212) 852-6300

                              Telephone No.:  (212) 852-6000

                              Attention:  Loan Administration

                                  SCHEDULE 1

                              Material Agreements

                          INTERNATIONAL PAPER COMPANY

Issue                         Principal      Trustee

5-3/4% Euro Notes due 2002    $199,250,000   Bankers Trust Company

9.70% Notes due 2000          $150,000,000   The Bank of New York

9-5/8% Notes due 1995         $150,000,000   The Bank of New York

6-1/8% Notes due 2003         $200,000,000   The Bank of New York

7-5/8% Notes due 2023         $200,000,000   The Bank of New York

7-5/8% Notes due 2007         $200,000,000   The Bank of New York

6-7/8% Notes due 2023         $200,000,000   The Bank of New York


7.5% Notes due 2004           $150,000,000   The Chase Manhattan Bank

7-7/8% Notes due 2006         $150,000,000   The Chase Manhattan Bank

8-1/8% Notes due 2024         $150,000,000   The Chase Manhattan Bank

7.625% Notes due 2004         $150,000,000   The Chase Manhattan Bank


Other                         Principal      Lender

Bank Borrowing                $180,000,000   Deutsche Bank AG

Bank Borrowing                $166,448,000   Deutsche Bank AG

                                   EXHIBIT A

                                PROMISSORY NOTE


                                              ____________, 19__
                                              New York, New York

          FOR VALUE RECEIVED, [Name of Borrower], a __________ corporation (the "Borrower"), hereby promises to pay to _________________ (the "Bank"), for account of its respective Applicable Lending Offices provided for by the Credit Agreement referred to below, at the principal office of The Chase Manhattan Bank (National Association) at New York, New York, the aggregate unpaid principal amount of each Loan made by the Bank to the Borrower under the Credit Agreement, in lawful money of the United States of America and in immediately available funds, on the dates and in the principal amounts provided in the Credit Agreement, and to pay interest on the unpaid principal amount of each such Loan, at such office, in like money and funds, for the period commencing on the date of such Loan until such Loan shall be paid in full, at the rates per annum and on the dates provided in the Credit Agreement.

          The date, amount, type, interest rate and maturity date of each Loan made by the Bank to the Borrower, and each payment made on account of the principal thereof, shall be recorded by the Bank on its books and, prior to any transfer of this Note, endorsed by the Bank on the schedule attached hereto or any continuation thereof.

          This Note is one of the Notes referred to in the Credit Agreement (as modified and supplemented and in effect from time to time, the "Credit Agreement") dated as of January 24, 1995, among International Paper Company, the banks named therein (including the Bank), The Chase Manhattan Bank (National Association), as Administrative Agent and Morgan Guaranty Trust Company of New York, as Documentation Agent, and evidences Loans made by the Bank thereunder. Capitalized terms used in this Note have the respective meanings assigned to them in the Credit Agreement.

          The Credit Agreement provides for the acceleration of the maturity of this Note upon the occurrence of certain events and for prepayments of Loans upon the terms and conditions specified therein.


          Except as permitted by Section 12.06 of the Credit Agreement, this Note may not be assigned by the Bank to any other Person.

          This Note shall be governed by, and construed in accordance with, the law of the State of New York.

                           [INSERT NAME OF BORROWER]


                           By ______________________
                              Title:


* [For value received, International Paper Company hereby unconditionally guarantees to the holder of this Note the prompt payment in full when due (whether at stated maturity, by acceleration or otherwise) of the principal of and interest on this Note, hereby expressly waiving diligence, presentment, demand for payment, protest and all notices whatsoever.

----------
* Use bracketed language if the Borrower named herein is an Approved Borrower.

                              INTERNATIONAL PAPER COMPANY


                              By ________________________
                                 Title:                  ]


                              SCHEDULE OF LOANS

          This Note evidences Loans made under the within-described Credit Agreement to the Borrower named herein, on the dates, in the principal amounts, of the types, bearing interest at the rates and maturing on the dates set forth below, subject to the payments and prepayments of principal set forth below:

     Principal
Date  Amount   Type          Maturity  Amount    Unpaid
 of     of      of  Interest  Date of  Paid or  Principal  Notation
Loan   Loan    Loan    Rate     Loan    Prepaid   Amount    Made by



                                                     EXHIBIT B-1


                         [Form of Designation Letter]


                                       [Date]


To Morgan Guaranty Trust Company

     of New York
60 Wall Street
New York, New York  10260

Attention:


Ladies and Gentlemen:

          We make reference to the Credit Agreement (the "Credit Agreement") dated as of January 24, 1995 among International Paper Company (the "Company"), the banks named therein (the "Banks"), The Chase Manhattan Bank (National Association), as administrative agent for the Banks (in such capacity, the "Administrative Agent") and Morgan Guaranty Trust Company of New York, as documentation agent (in such capacity, the "Documentation Agent"). Terms defined in the Credit Agreement are used herein as defined therein.

          Subject to the approval of the Banks (to be evidenced by your signing at the place below indicated and returning to the Company the enclosed copy of this letter) the Company hereby designates __________________ (the "Approved Borrower"), a Wholly- Owned Consolidated Subsidiary of the Company, a corporation duly incorporated under the laws of [State/Country], as a Borrower in accordance with Section 2.10 of the Credit Agreement until such designation is terminated in accordance with said Section 2.10.

          The Approved Borrower hereby accepts the above- designation and hereby expressly and unconditionally accepts the obligations of a Borrower under the Credit Agreement, adheres to the Credit Agreement and agrees and confirms that, upon your execution and return to the Company of the enclosed copy of this letter, it shall be a Borrower for purposes of the Credit Agreement and agrees to be bound by and to perform and comply with the terms and provisions of the Credit Agreement applicable to it as if it had originally executed the Credit Agreement. The Approved Borrower hereby authorizes and empowers the Company to act as its representative and attorney-in-fact for the purposes of signing documents and giving and receiving notices (including notices of borrowing under Section 2 of the Credit Agreement) and other communications in connection with the Credit Agreement and the transactions contemplated thereby and further agrees that each Agent and Bank may conclusively rely on the foregoing authorization.

          The Approved Borrower hereby submits with this Designation Letter, the statements of earnings, cash flow and common shareholders' equity (if any) of the Approved Borrower for each of the most recently completed fiscal quarter and the most recently completed fiscal year of the Approved Borrower and the related balance sheets as at the end of such quarter and such year, respectively; and the Company and the Approved Borrower each hereby certifies that said financial statements fairly present the financial condition and results of operations of such Approved Borrower in accordance with generally accepted accounting principles, consistently applied, as at the end of, and for, such quarter and such year, respectively.

          The Company hereby represents and warrants to each Agent and Bank that, before and after giving effect to this Designation Letter, (i) the representations and warranties set forth in Part A of Section 8 of the Credit

Agreement are true and correct on the date hereof as if made on and as of the date hereof and (ii) no Default has occurred and is continuing.

          The Approved Borrower hereby represents and warrants to each Agent and Bank that, after giving effect to this Designation Letter, the representations and warranties set forth in Part B of Section 8 of the Credit Agreement are true and correct on the date hereof.

          The Approved Borrower hereby agrees that this Designation Letter, the Credit Agreement and the Notes shall be governed by, and construed in accordance with, the law of the State of New York. The Approved Borrower hereby submits to the nonexclusive jurisdiction of the United States District Court for the Southern District of New York and of any New York State court sitting in New York City for the purposes of all legal proceedings arising out of or relating to this Designation Letter, the Credit Agreement or the transactions contemplated thereby. The Approved Borrower irrevocably waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of the venue of any such proceeding brought in such a court and any claim that any such proceeding brought in such a court has been brought in an inconvenient forum. The Approved Borrower further agrees that service of process in any such action or proceeding brought in New York may be made upon it by service upon the Company at the "Address for Notices" specified below its name on the signature pages to the Credit Agreement and the Approved Borrower hereby irrevocably appoints the Company as its authorized agent ("Process Agent") to accept, on behalf of it and its property such service of process in New York.

          THE APPROVED BORROWER IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS DESIGNATION LETTER, THE CREDIT AGREEMENT OR THE TRANSACTIONS CONTEMPLATED THEREBY.

                              INTERNATIONAL PAPER COMPANY



                              By__________________________
                                Title:


                              [APPROVED BORROWER]



                              By________________________
                                Title:

                                   [insert address]


Consent and Agree:

MORGAN GUARANTY TRUST COMPANY
  OF NEW YORK

  as Documentation Agent
for and on behalf of the Banks


By_____________________________
  Title:

Date:__________________________


                                                       EXHIBIT B-2


                   [Form of Termination Letter]


                              [Date]


To Morgan Guaranty Trust Company
     of New York
60 Wall Street
New York, New York  10260

Attention:


Ladies and Gentlemen:

          We make reference to the Credit Agreement (the "Credit Agreement") dated as of January 24, 1995 among International Paper Company (the "Company"), the banks named therein (the "Banks"), The Chase Manhattan Bank (National Association), as administrative agent for the Banks (in such capacity, the "Administrative Agent") and Morgan Guaranty Trust Company of New York, as documentation agent (in such capacity, the "Documentation Agent"). Terms defined in the Credit Agreement are used herein as defined therein.

          The Company hereby terminates the status as an Approved Borrower of _______________, a corporation incorporated under the laws of [State/County], in accordance with Section 2.10 of the Credit Agreement, effective as of the date of receipt of this notice by the Administrative Agent. The undersigned hereby represent and warrant that all principal and interest on all Notes of the above-referenced Approved Borrower and all other amounts payable by such Approved Borrower pursuant to the Credit Agreement have been paid in full on or prior to the date hereof. Notwithstanding the foregoing, this Termination Letter shall not affect any obligation which by the terms of the Credit Agreement survives termination thereof.

                              INTERNATIONAL PAPER COMPANY



                              By_________________________
                                Title:




                                                  EXHIBIT C-1



          [Form of Opinion of Associate General Counsel
                         to the Company]


                              __________________, 19__


To the Banks party to the Credit Agreement referred to below, The Chase Manhattan Bank (National Association) as Administrative Agent and Morgan Guaranty Trust
     Company of New York, as Documentation Agent


Gentlemen:

          I am an associate general counsel of International Paper Company (the "Company") and I am providing this opinion in connection with the Credit Agreement (the "Credit Agreement") dated as of January 24, 1995, among the Company, the banks named therein (the "Banks"), The Chase Manhattan Bank (National Association), as administrative agent (the "Administrative Agent") and Morgan Guaranty Trust Company of New York, as documentation Agent (the "Documentation Agent"), providing for loans to be made by the Banks to the Company in an aggregate principal amount not exceeding $1,000,000,000 at any one time outstanding. Terms defined in the Credit Agreement are used herein as defined therein.

          In rendering the opinion expressed below, I have examined the originals or conformed copies of such corporate records, agreements and instruments of the Company and its Subsidiaries, certificates of public officials and of officers of the Company and its Subsidiaries, and such other documents and records, and such matters of law, as I have deemed appropriate as a basis for the opinions hereinafter expressed.

          Based upon the foregoing, I am of the opinion that:

          1. The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of New York and has the necessary corporate power to make and perform the Credit Agreement and its Notes, to borrow under, and to guarantee borrowings by Approved Borrowers under, the Credit Agreement. Each Material Subsidiary of the Company is a corporation duly incorporated or a partnership or other entity duly organized, validly existing and in good standing under the laws of the respective State indicated opposite its name on Annex 1 hereto. The Company and the Material Subsidiaries of the Company are duly qualified to transact business in all jurisdictions where failure so to qualify would have a material adverse effect on the consolidated financial condition, operations, business or prospects taken as a whole of the Company and its Consolidated Subsidiaries.


          2. The making and performance by the Company of the Credit Agreement and its Notes and the borrowings and guarantee thereunder have been duly authorized by all necessary legal action, and do not and will not violate any provision of law or regulation or any provision of its charter or by-laws or any other constitutive documents or result in the breach of, or constitute a default or require any consent under, any indenture or other agreement or instrument to which the Company or any Subsidiary is a party or by which the Company or any Subsidiary or its properties may be bound.

          3. The Credit Agreement constitutes, and the Notes of the Company when executed and delivered for value will constitute, legal, valid and binding obligations of the Company enforceable in accordance with their respective terms, except as such enforceability may be limited by (a) bankruptcy, insolvency, reorganization, moratorium or other similar laws of general applicability affecting the enforcement of creditors' rights and (b) the application of general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law), and except that no opinion is expressed as to Section 4.05(c) of the Credit Agreement. In addition, I express no opinion as to (i) whether a Federal or state court outside of the State of New York would give effect to the choice of New York law provided for in the Credit Agreement and the Notes, (ii) the second sentence of
Section 12.10 of the Credit Agreement, insofar as such sentence relates to the subject matter jurisdiction of the United States District Court for the Southern District of New York to adjudicate any controversy related to the Credit Agreement or the Notes, (iii) the waiver of inconvenient forum set forth in
Section 12.10 of the Credit Agreement with respect to proceedings in the United States District Court for the Southern District of New York or (iv) Section
12.11 of the Credit Agreement.

          4. Except as disclosed to the Banks in writing prior to the date hereof, the legal or arbitral proceedings, and proceedings by or before any governmental or regulatory authority or agency, pending or (to my knowledge) threatened against or affecting the Company and/or any of its Subsidiaries, or any properties or rights of the Company and/or any of its Subsidiaries will not result in imposition of liability or assessment against (including seizure of) property in an aggregate amount as to all such proceedings exceeding 10% of Tangible Net Worth.

          5. No authorizations, consents, approvals, licenses, filings or registrations with, any governmental or regulatory authority or agency are required in connection with the execution, delivery or performance by the Company of the Credit Agreement or its Notes.

          6. The Company is not an "investment company", or a company "controlled" by an "investment company", within the meaning of the Investment Company Act of 1940, as amended.

          7. The Company is not a "holding company", or an "affiliate" of a "holding company" or a "subsidiary company" of a "holding company", within the meaning of the Public Utility Holding Company Act of 1935, as amended.

          I am a member of the bar of the State of New York and do not herein express any opinion as to any matters governed by any laws other than the laws of the State of New York and the Federal laws of the United States of America.

                              Very truly yours,



                                                  EXHIBIT C-2

     [Form of Opinion of Counsel to any Approved Borrower]



                              __________________, 19__


To the Banks party to the Credit Agreement referred to below, The Chase Manhattan Bank (National Association) as Administrative Agent and Morgan Guaranty Trust
     Company of New York as Documentation Agent

Gentlemen:

          [I/We] have acted as counsel* to [name of Approved Borrower] (the "Approved Borrower") in connection with the Credit Agreement (the "Credit Agreement") dated as of January 24, 1995, among International Paper Company (the "Company"), the banks named therein (the "Banks"), The Chase Manhattan Bank (National Association), as administrative agent (the "Administrative Agent") and Morgan Guaranty Trust Company of New York as documentation agent (the "Documentation Agent"), providing for loans to be made by the Banks to the Company in an aggregate principal amount not exceeding $1,000,000,000 at any one time outstanding. Terms defined in the Credit Agreement are used herein as defined therein.

          In rendering the opinion expressed below, [I/we] have examined the originals or conformed copies of such corporate records, agreements and instruments of the Approved Borrower, certificates of public officials and of officers of the Approved Borrower, and such other documents and records, and such matters of law, as [I/we] have deemed appropriate as a basis for the opinions hereinafter expressed.

-------------------
          *If the Approved Borrower is a domestic Subsidiary, this opinion may be given by the Associate General Counsel of the Company, who may rely on an opinion of local counsel to the Approved Borrower in the jurisdiction of incorporation of the Approved Borrower. If the Approved Borrower is a foreign Subsidiary, this opinion must be given by counsel, satisfactory to the Administrative Agent, that is admitted to practice in the jurisdiction of incorporation of the Approved Borrower.

          **[In rendering the opinion expressed below, [I/we] have, with your permission, assumed that the Credit Agreement, the Designation Letter of the Approved Borrower and the Notes are, under the laws of the State of New York (by which they are stated to be governed), legal, valid and binding agreements, enforceable in accordance with their respective terms.]


Based upon the foregoing, [I/we] [am/are] of the opinion that:

          1. The Approved Borrower is a corporation duly incorporated, validly existing and in good standing under the laws of [State/Country] and has the necessary corporate power to make and perform its obligations under its Designation Letter, the Credit Agreement and its Notes and to borrow under the Credit Agreement.

          2. The making and performance by the Approved Borrower of its Designation Letter (and the assumption therein of obligations under the Credit Agreement) and its Notes and the borrowings by the Approved Borrower under the Credit Agreement have been duly authorized by all necessary legal action, and do not and will not violate any provision of law or regulation or any provision of the charter or by-laws or any other constitutive documents of the Approved Borrower or result in the breach of, or constitute a default or require any consent under, any indenture or other agreement or instrument to which the Approved Borrower or any of its Subsidiaries is a party or by which the Approved Borrower or any of its Subsidiaries or its properties may be bound.

          3. The Designation Letter of the Approved Borrower and, pursuant to the assumption under such Designation Letter, the Credit Agreement, each constitutes, and the Notes of the Approved Borrower when executed and delivered for value will constitute, legal, valid and binding obligations of the Approved Borrower enforceable in accordance with their respective terms, except as such enforceability may be limited by (a) bankruptcy, insolvency, reorganization, moratorium or other similar laws of general applicability affecting the enforcement of creditors' rights and (b) the application of general principles of

---------------------------
          **Do not insert bracketed language if counsel is admitted to practice in the State of New York.

equity (regardless of whether such enforceability is considered in a proceeding in equity or at law), and except that no opinion is expressed as to Section 4.05(c) of the Credit Agreement. [I/We] express no opinion as to (i) the second sentence of Section 12.10 of the Credit Agreement and the second sentence of the penultimate paragraph of the Designation Letter of the Approved Borrower, insofar as such sentences relate to the subject matter jurisdiction of the United States District Court for the Southern District of New York to adjudicate any controversy related to the Credit Agreement, such Designation Letter or the Notes or (ii) the waiver of inconvenient forum set forth in Section 12.10 of the Credit Agreement and the penultimate paragraph of such Designation Letter with respect to proceedings in the United States District Court for the Southern District of New York.

          4. No authorizations, consents, approvals or licenses of, or filings or registrations with, any governmental or regulatory authority or agency in [[State] or the United States of America/Country] are required in connection with the execution, delivery or performance by the Approved Borrower of its Designation Letter (or of the Credit Agreement obligations assumed therein) or its Notes.


          5. In any action or proceeding in any court in [insert State/Country] arising out of or relating to the Credit Agreement, the Designation Letter of the Approved Borrower or the Notes of the Approved Borrower, such court would recognize and give effect to the provisions of
Section 12.10 of the Credit Agreement wherein the parties thereto agree that the Credit Agreement, each Designation Letter and the Notes shall be governed by, and construed in accordance with, the laws of the State of New York, United States of America.

          6. The appointment of the Company as Process Agent by the Approved Borrower under Section 12.10 of the Credit Agreement and the Designation Letter is a valid appointment and the empowerment of the Company to act as the Approved Borrower's representative and attorney-in-fact for the purposes of signing documents and giving and receiving notices (including notices of borrowing under Section 2 of the Credit Agreement) in the Approved Borrower's Designation Letter is a valid and binding empowerment.

          7. It is not necessary under the laws of [insert State/Country] (i) in order to enable the Administrative Agent or any Bank to enforce its rights under the Credit Agreement or the Notes of the Approved Borrower, or (ii) by reason of the execution, delivery or performance of the Designation of the Approved Borrower, the Credit Agreement or the Notes of the Approved Borrower, that the Administrative Agent or any Bank should be licensed, qualified or entitled to carry on business in [insert State/Country].

          8. Neither the Administrative Agent nor any Bank is or will be deemed to be resident, domiciled, carrying on business or subject to taxation in [insert State/Country] by reason only of the execution, delivery, performance or enforcement of the Credit Agreement, the Designation Letter of the Approved Borrower or the Notes of the Approved Borrower.

          9. If any judgment of a court in or of the State of New York were rendered against the Approved Borrower in connection with any action arising out of or relating to the Credit Agreement, the Designation Letter of the Approved Borrower or the Notes of the Approved Borrower, such judgment would be recognized and could be sued upon in the courts of [insert State/Country], and such courts would grant a judgment which would be enforceable against the Approved Borrower in [insert State/Country] without any retrial or reexamination of the merits of the original action[, provided that the requirements of [insert relevant statutory provisions] are met.

          ***[10. Except as described in writing to the Banks prior to the date of delivery of the Approved Borrower's Designation Letter, there is no income, stamp or other tax of any country, or of any taxing authority thereof or therein, imposed by or in the nature of withholding or otherwise, which is imposed on any payment to be made by the Approved Borrower pursuant to the Credit Agreement or on its Notes, or is imposed on or by virtue of the execution, delivery or enforcement of its Designation Letter or its Notes. The Approved Borrower is permitted to make all payments pursuant to the Credit Agreement or its Notes free and clear of all taxes, and no such payment in the hands of

------------------------------
          ***Insert Paragraphs 10, 11, 12 and 13 if the Approved Borrower is not

a U.S. Person.

any Bank under, and as defined in, each of the Credit Agreement and its Notes, will be subject to any tax.

          11. Neither the Approved Borrower nor any of its property has any immunity (sovereign or otherwise) from jurisdiction of any [insert Country] court or set-off or any legal process (whether through service or notice, attachment prior to judgment, attachment in aid of execution, execution or otherwise) under the laws of [insert Country].

          12. To ensure the legality, validity, enforceability or admissability in evidence in [insert Country] of the Credit Agreement, the Designation Letter of the Approved Borrower or the Notes of the Approved Borrower, it is not necessary that the Credit Agreement, such Designation Letter or such Notes or any other document be filed or recorded with any court or other authority in [insert Country] or that any stamp or similar tax be paid on or in respect of the Credit Agreement, such Designation Letter or such Notes, or any other document [other than such filings and recordations that have already been made and such stamp or similar taxes that have already been paid].

          13. Each of the Credit Agreement, the Designation Letter of the Approved Borrower and the Notes of the Approved Borrower is in proper legal form under the laws of [insert Country] for the enforcement thereof against the Approved Borrower.]

          ****[10. The Approved Borrower is not an "investment company", or a company "controlled" by an "investment company", within the meaning of the Investment Company Act of 1940, as amended.

          11. The Approved Borrower is not a "holding company", or an "affiliate" of a "holding company" or a "subsidiary company" of a "holding company", within the meaning of the Public Utility Holding Company Act of 1935, as amended.]

          [I/We] [am/are] a member of the bar of the [State/Country] and do not herein express any opinion as to any matters governed by any laws other than the laws of

-------------------------------
          ****Insert these alternative Paragraphs 10 and 11 if the Approved Borrower is a U.S. Person.

[[State] and the Federal laws of the United States of America/Country].

                              Very truly yours,

                                                 EXHIBIT D

                                  [Effective Date]


To the Banks and the Agents
  Referred to Below

c/o Morgan Guaranty Trust Company
  of New York, as Agent
60 Wall Street
New York, New York  10260-0060

Dear Sirs:

          We have participated in the preparation of the Credit Agreement (the "Credit Agreement") dated as of January 24, 1995 among International Paper Company, a New York corporation (the "Borrower"), the banks listed on the signature pages thereof (the "Banks"), The Chase Manhattan Bank (National Association), as Administrative Agent (the "Administrative Agent") and Morgan Guaranty Trust Company of New York, as Documentation Agent (the "Documentation Agent", and together with the Administrative Agent, the "Agents"), and have acted as special counsel for the Agents for the purpose of rendering this opinion pursuant to Section 7.01(d) of the Credit Agreement. Terms defined in the Credit Agreement are used herein as therein defined.

          We have examined originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records, certificates of public officials and other instruments and have conducted such other investigations of fact and law as we have deemed necessary or advisable for purposes of this opinion.

          Upon the basis of the foregoing, we are of the opinion that:

          1. The execution, delivery and performance by the Borrower of the Credit Agreement and the Notes are within the Borrower's corporate powers and have been duly authorized by all necessary corporate action.

          2. The Credit Agreement constitutes a valid and binding agreement of the Borrower and each Note constitutes a valid and binding obligation of the Borrower, in each case enforceable in accordance with its terms, except as the same may be limited by bankruptcy, insolvency or similar laws affecting creditors' rights generally and by general principles of equity.

          3. We express no opinion as to the effect of the law of any jurisdiction (other than the State of New York) wherein any Bank (including any of its Applicable Lending Offices) may be located which limits rates of interest which may be charged or collected by such Bank. In addition, we express no opinion as to (i) Section 4.05(c) of the Credit Agreement, (ii) the second sentence of Section 12.10 of the Credit Agreement, insofar as such sentence relates to the subject matter jurisdiction of the United States District Court for the Southern District of New York to adjudicate any controversy related to the Credit Agreement or the Notes, (iii) the waiver of inconvenient forum set forth in Section 12.10 of the Credit Agreement with respect to proceedings in the United States District Court for the Southern District of New York or (iv)
Section 12.11 of the Credit Agreement.

          We are members of the Bar of the State of New York and the foregoing opinion is limited to the laws of the State of New York, the federal laws of the United States of America and the General Corporation Law of the State of New York.


          This opinion is rendered solely to you in connection with the above matter. This opinion may not be relied upon by you for any other purpose or relied upon by any other person without our prior written consent.

                             Very truly yours,


                                                       EXHIBIT E

              [Form of Money Market Quote Request]


                                   [Date]

To:      The Chase Manhattan Bank (National Association), as
         Administrative Agent

From:    International Paper Company

Re:      Money Market Quote Request


              Pursuant to Section 2.03 of the Credit Agreement (the "Credit Agreement") dated as of January 24, 1995, among International Paper Company (the "Company"), the banks named therein (the "Banks") and The Chase Manhattan Bank (National Association), as administrative agent for the Banks (in such capacity, the "Administrative Agent") and Morgan Guaranty Trust Company of New York as documentation agent (in such capacity, the "Documentation Agent"), we hereby give notice that we request Money Market Quotes for the following proposed Money Market Borrowing(s) by the below-referenced Borrower:

            Borrowing                                   Interest
Borrower      Date       Amount[1]      Type[2]         Period[3]



              Terms used herein have the meanings assigned to them in the Credit Agreement.

                             INTERNATIONAL PAPER COMPANY

                             By ________________________
                                Title:

-------------------------------
          [1]Each amount must be $15,000,000 or a larger multiple of $1,000,000.

          [2]Insert either "Margin" (in the case of LIBOR Market Loans) or "Rate" (in the case of Set Rate Loans).

          [3]One, two, three or six months, in the case of a LIBOR Market Loan or, in the case of a Set Rate Loan, a period of not less than 15 days but not more than 180 days after the making of such Set Rate Loan and ending on a Business Day.




                                                           EXHIBIT F

                         [Form of Money Market Quote]

To: The Chase Manhattan Bank (National Association), as
    Administrative Agent

Attention:

Re: Money Market Quote to International Paper Company in respect of the below referenced Borrower


              This Money Market Quote is given in accordance with Section 2.03(c) of the Credit Agreement (the "Credit Agreement") dated as of January 24, 1995, among International Paper Company (the "Company"), the banks named therein (the "Banks"), The Chase Manhattan Bank (National Association), as administrative agent for the Banks (in such capacity, the "Administrative Agent") and Morgan Guaranty Trust Company of New York, ad documentation agent (in such capacity, the "Documentation Agent"). Terms defined in the Credit Agreement are used herein as defined therein.

              In response to the Company's invitation dated ___________, 19__, we hereby make the following Money Market Quote(s) on the following terms:

                1. Quoting Bank:

                2. Person to contact at Quoting Bank:

                3. We hereby offer to make Money Market Loan(s) to the below-referenced Borrower in the following principal amount[s], for the following Interest Period(s) and at the following rate(s):

            Borrowing                                Interest
Borrower      Date      Amount[1]       Type[2]      Period[3]   Rate[4]

----------------------------
          [1]The principal amount bid for each Interest Period may not exceed the aggregate principal amount requested. Bids must be made in multiples of $1,000,000.

          [2]Indicate "Margin" (in the case of LIBOR Market Loans) or "Rate" (in the case of Set Rate Loans).

          [3]One, two, three or six months, in the case of a LIBOR Market Loan or, in the case of a Set Rate Loan, a period of not less than 15 days but not more than 180 days after the making of such Set Rate Loan and ending on a Business Day, as specified in the related Money Market Quote Request.

         We understand and agree that the offer(s) set forth above, subject to the satisfaction of the applicable conditions set forth in the Credit Agreement,

irrevocably obligate[s] us to make the Money Market Loan(s) for which any offer(s) (is/are) accepted, in whole or in part (subject to the third sentence of Section 2.03(e) of the Credit Agreement).

                             Very truly yours,

                             [Name of Bank]

                             By___________________
                               Authorized Officer

Date:  ____________, ____

----------------------------------
          [4]For a LIBOR Market Loan, specify margin over or under the London interbank offered rate determined for the applicable Interest Period. Specify percentage (rounded to the nearest 1/10,000 of 1%) and specify whether "PLUS" or "MINUS". For a Set Rate Loan, specify rate of interest per annum (rounded to the nearest 1/10,000 of 1%).


                                                     EXHIBIT G


                      [Form of Confidentiality Agreement]


                           CONFIDENTIALITY AGREEMENT


                                  [Date]


[Insert Name and
  Address of Prospective
  Participant or Assignee]


         Re:  Credit Agreement dated as of January 24,
              1995, among International Paper Company (the
              "Company"), the banks named therein (the "Banks"), The Chase Manhattan Bank (National Association), as administrative agent for the Banks (in such capacity, the "Administrative Agent") and Morgan Guaranty Trust Company of New York, as documentation agent (in such capacity, the "Documentation Agents").

Dear ______________:

    As a Bank party to the above-referenced Credit Agreement (the "Credit Agreement"), we have agreed with International Paper Company (the "Company") pursuant to Section 12.13 of the Credit Agreement to use reasonable precautions to keep confidential, except as otherwise provided therein, all non-public information identified by the Company as being confidential at the time the same is delivered to us pursuant to the Credit Agreement.

    As provided in said Section 12.13, we are permitted to provide you, as a prospective [holder of a participation in the Loans (as defined in the Credit Agreement)][assignee Bank], with certain of such non-public information subject to the execution and delivery by you, prior to receiving such non-public information, of a Confidentiality Agreement in this form. Such information will not be made available to you until your execution and return to us of this Confidentiality Agreement.

    Accordingly, in consideration of the foregoing, you agree (on behalf of yourself and each of your affiliates, directors, officers, employees and representatives) that (A) such information will not be used by you except in connection with the proposed [participation][assignment] mentioned above and (B) you shall use reasonable precautions, in accordance with your customary procedures for handling confidential information and in accordance with safe and sound banking practices, to keep such information confidential; provided that nothing herein shall limit the disclosure of any such information (i) to the extent required by statute, rule, regulation or judicial process, (ii) to your counsel or to counsel for any of the Banks or Agents, (iii) to bank examiners, auditors or accountants, (iv) to any Agent or other Bank, or (v) in connection with any litigation to which you or any one or more of the Banks are a party; and provided further that in no event shall you be obligated to return any materials furnished to you pursuant to this Confidentiality Agreement.

    Would you please indicate your agreement to the foregoing by signing at the place provided below the enclosed copy of this Confidentiality Agreement.

                             Very truly yours,

                             [Insert Name of Bank]

                             By_____________________


The foregoing is agreed to
as of the date of this letter.


[Insert name of prospective
 participant or assignee]


By _______________________]